Exhibit 10.1

UNIT PURCHASE AGREEMENT

among

Graham Corporation, a Delaware corporation,

Graham Acquisition I, LLC, a Delaware limited liability company

and

BNI Holdings, Inc.

Dated June 1, 2021

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 1, 2021, by and among Graham Corporation, a Delaware corporation (“Graham”), Graham Acquisition I, LLC, a Delaware limited liability company (“Buyer”) and BNI Holdings, Inc., a Colorado corporation (“Seller”), and, solely for purposes of Section 5.08, Section 6.01 and Article VII, Gregory Forsha (“Forsha”), Kim Huppenthal (“Huppenthal”), Matthew Johnson (“Johnson”), Matthew Malone (“Malone”), Jeffrey Noall (“Noall”), Jason Preuss (“Preuss”), Jeffrey Shull (“Shull”), Daniel Thoren (“Thoren”), Debra Vigil (“Vigil”), and David Wehrlen (“Wehrlen”, collectively with Forsha, Huppenthal, Johnson, Malone, Noall, Preuss, Shull, Thoren and Vigil, “Seller’s Principals”).

RECITALS

A.    Prior to Closing, Seller owns 7,871 membership units (the “Company Units”), of Barber-Nichols LLC, a Colorado limited liability company (the “Company”), which Company Units constitute 100% of the issued and outstanding membership units of the Company.

B.    In connection with the Closing, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Company Units in exchange for the consideration set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE TRANSACTION

Section 1.01    Purchase Transaction. On and subject to the terms and conditions of this Agreement, at Closing, Buyer shall purchase from Seller, and Seller shall sell to Buyer, free and clear of all Encumbrances, the Company Units in exchange for the consideration set forth herein.

Section 1.02    Purchase Price. In full consideration of the purchase of the Company Units, at Closing Buyer shall:

(a)    deliver to Seller stock certificates evidencing the Graham Stock;

(b)    pay and deliver an amount equal to the Estimated Closing Cash Consideration minus the Escrow Amount minus the Working Capital Escrow Amount, to Seller by wire transfer of immediately available funds to one or more accounts that have been designated in writing by Seller pursuant to that certain settlement statement by and between Buyer and Seller dated as of the date hereof;

(c)    pay the Escrow Amount plus the Working Capital Escrow Amount to the Escrow Agent;

(d)    pay and deliver an amount equal to the Estimated Indebtedness by wire transfer of immediately available funds to the accounts designated by Seller in the Estimated Closing Statement;

(e)    pay and deliver an amount equal to the Estimated Transaction Expenses by wire transfer of immediately available funds to the accounts designated by Seller in the Estimated Closing Statement; and

(f)    deliver the Earn-Out Agreement.

Seller acknowledges and agrees that Buyer shall be entitled to reduce any cash payments to Seller by all applicable deductions and tax withholdings required to be withheld in respect of the payments pursuant to this Article I.

Section 1.03    Purchase Price; Adjustment.

(a)    Estimates. Prior to the date hereof, Seller delivered to Buyer a written statement (the “Estimated Closing Statement”) in form and substance as set forth on Schedule 1.03 of the Disclosure Schedules, setting forth Seller’s good faith estimate as of the Effective Time of, and the components and calculation of, Estimated Working Capital, Estimated Indebtedness (including the intended beneficiaries of such Estimated Indebtedness to be paid at the Closing, and each component thereof), and Estimated Transaction Expenses (including the intended beneficiaries of such Estimated Transaction Expenses to be paid at the Closing, and each component thereof), with the components thereof prepared in accordance with GAAP consistent with Schedule 1.03 of the Disclosure Schedules, together with a certificate signed by Seller to the effect that Estimated Working Capital, Estimated Indebtedness and Estimated Transaction Expenses were determined in good faith in accordance with the provisions of this Agreement. Buyer and its representatives shall have an opportunity to review and comment on the Estimated Closing Statement, which shall be consistent with the agreed to methodology and example set forth on Schedule 1.03 of the Disclosure Schedules and Working Capital calculation consistent with Schedule A-1 and subject to Buyer’s approval in good faith. The Estimated Closing Statement, and each component thereof, shall be adjusted as necessary on or prior to the Closing Date to reflect any adjustments reasonably requested by Buyer in good faith and satisfactory to Seller in its reasonable discretion.

(b)    Delivery of Closing Statement. Within 90 days after the Closing Date, Graham and Buyer shall cause to be prepared and shall deliver to Seller a statement (the “Closing Statement”) setting forth in reasonable detail along with reasonable supporting documentation thereto their calculation of the Closing Working Capital, the Closing Indebtedness and the Closing Transaction Expenses, the components thereof prepared in accordance with GAAP. The Closing Statement shall be accompanied by a certificate signed by Graham and Buyer to the effect that the Closing Statement has been prepared in good faith in accordance with the provisions of this Section 1.03.

(c)    Cooperation. Each of Seller, Graham and Buyer agrees that it will, and it will use reasonable efforts to cause its respective Affiliates, agents and representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of the Closing Working Capital, the Closing Indebtedness and the Closing Transaction Expenses, and in the conduct of the reviews and dispute resolution process referred to in this Section 1.03, including, but not limited to, providing Seller and its representatives reasonable access to the books and records of the Company.

(d)    Review Period. During the 30-day period following Seller’s receipt of the Closing Statement, Seller shall be permitted to review the books and records of the Company and working papers of Buyer relating to the Closing Statement. The Closing Statement and the calculation of the Closing Working Capital, the Closing Indebtedness and the Closing Transaction Expenses shall become final and binding upon the parties on the 30th day following delivery thereof, unless Seller gives written notice of their disagreement with the Closing Statement (“Notice of Disagreement”) to Buyer prior to such date, which notice, to be valid, must comply with this Section 1.03. Any Notice of Disagreement shall (i) specify in reasonable detail to the extent known by Seller the nature of any disagreement so asserted, and include all supporting schedules, analyses, working papers and other documentation to the extent in Seller’s possession, (ii) include only disagreements based on the Closing Working Capital, the Closing Indebtedness or the Closing Transaction Expenses not being calculated in accordance with this Agreement, including but not limited to, this Section 1.03, (iii) specify the line item or items in the calculation of the Closing Working Capital, the Closing Indebtedness or the Closing Transaction Expenses with which Seller disagrees and the amount of each such line item or items as calculated by Seller, and (iv) include Seller’s calculation of the Closing Working Capital, the Closing Indebtedness or the Closing Transaction Expenses. Seller and Buyer shall be deemed to have agreed with all items and amounts included in the calculation of the Closing Working Capital, the Closing Indebtedness and the Closing Transaction Expenses delivered pursuant to Section 1.03(b) except such items that are specifically disputed in the Notice of Disagreement and the effect such disputed items may impact other line items or calculations.

(e)    Resolution of Disputes. If Seller delivers, in a timely manner, Notice of Disagreement pursuant to Section 1.03(d), then the Closing Statement (as revised in accordance with this Section 1.03(e)), and the resulting calculation of any Closing Working Capital, Closing Indebtedness and Closing Transaction Expenses resulting therefrom, shall become final and binding upon the parties upon (i) the date all matters specified in the Notice of Disagreement are finally resolved in writing by Seller and Buyer and/or (ii) the date all matters specified in the Notice of Disagreement not resolved by Seller and Buyer are finally resolved in writing by the Arbiter. The Closing Statement shall be revised to the extent necessary to reflect any resolution by Seller and Buyer and any final resolution made by the Arbiter in accordance with this Section 1.03(e). During the 30-day period following the delivery of a timely Notice of Disagreement or such longer period as Seller and Buyer shall mutually agree, Seller and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If, at the end of such 30-day period (or such longer period as mutually agreed by Seller and Buyer), Seller and Buyer have not so resolved such differences, Seller and Buyer shall submit the dispute for resolution to an independent accounting or valuation firm (the “Arbiter”) for review and resolution of any and all matters which remain in dispute and which were included in the Notice of Disagreement in accordance with this Section 1.03. The Arbiter shall be a mutually acceptable nationally or regionally recognized independent public accounting firm agreed upon by Seller and Buyer in writing; provided, that in the event the parties are not able to mutually agree on an accounting or valuation firm, the Arbiter shall be Grant Thornton LLP. Seller and Buyer shall use reasonable efforts to cause the Arbiter to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Arbiter, or such longer period as Seller and Buyer shall mutually agree. Seller and Buyer agree that the determination of the Arbiter shall be final and binding upon the parties and that judgment may be entered upon the determination of the Arbiter in any court having jurisdiction over the party against which such determination is to be enforced; provided, that the scope of the disputes to be resolved by the Arbiter is limited to only such items included in the Closing Statement that Seller has properly disputed in the Notice of Disagreement based upon the Closing Working Capital, the Closing Indebtedness or the Closing Transaction Expenses not having been calculated in accordance with this Agreement, including this Section 1.03. The Arbiter shall determine, based solely on written presentations by each of Buyer and Seller and their respective representatives, and not by independent review, only those issues in dispute specifically set forth on the Notice of Disagreement and shall render a written report as to the dispute and the resulting calculation of Closing Working Capital, Closing Indebtedness and Closing Transaction Expenses, which shall be conclusive and binding upon the parties. In resolving any disputed item, the Arbiter: (i) shall be bound by the principles set forth in this Agreement, including this Section 1.03; (ii) shall limit its review to the line items and items specifically set forth in and properly raised in the Notice of Disagreement; and (iii) shall not assign a value to any line item or items greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs, and expenses of the Arbiter (i) shall be borne by Seller in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Seller (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Seller (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted. The fees, costs and expenses of Buyer’s independent accountants incurred in connection with the preparation of the Closing Statement and review of any Notice of Disagreement shall be borne by Buyer, and the fees, costs and expenses of Seller’s independent accountants incurred in connection with their review of the Closing Statement and preparation of any Notice of Disagreement shall be borne by Seller.

(f)    Closing Consideration Adjustment.

(i)    If the Final Closing Consideration is greater than the Estimated Closing Consideration, then within five (5) Business Days of the determination of all of Final Working Capital, Final Indebtedness and Final Transaction Expenses, Seller and Buyer shall jointly instruct the Escrow Agent to release the Working Capital Escrow Amount to Seller and Buyer shall pay or cause to be paid to Seller an amount equal to such excess by wire transfer of immediately available funds to an account or accounts designated by Seller prior to the date when such payment is due.

(ii)    If the Final Closing Consideration is less than the Estimated Closing Consideration, then within five (5) Business Days of the determination of all of Final Working Capital, Final Indebtedness and Final Transaction Expenses, Seller and Buyer shall jointly instruct the Escrow Agent to release from the Working Capital Escrow Amount to Buyer an amount equal to such deficiency by wire transfer of immediately available funds to an account or accounts designated by Buyer prior to the date when such payment is due, and the remaining amount, if any, shall be released to Seller. If the Working Capital Escrow Amount is depleted, Seller shall pay or cause to be paid to Buyer any shortfall by wire transfer of immediately available funds to an account or accounts designated by Buyer prior to the date when such payment is due.

Section 1.04    Escrow Amount. At the Closing, Buyer shall withhold from the Estimated Closing Consideration the amount of $5,000,000 (the “Escrow Amount”). The Escrow Amount (less any amounts paid to fund any indemnity claims), shall be paid to Seller on the date that is eighteen (18) months following the Closing, provided, however, that if any claim for indemnification by any Buyer Indemnitee pursuant to this Agreement remains outstanding as of such date, the portion of the Escrow Amount claimed with respect to the claim for indemnification shall not be paid to Seller until final resolution of all such indemnification claims but the undisputed portion to be paid shall be paid to Seller as set forth above.

Section 1.05    Excluded Assets. Seller shall not sell and Buyer shall not purchase the assets of the Company set forth on Schedule 1.05 (collectively, the “Excluded Assets”). Seller shall transfer the Excluded Assets (and any related liabilities thereto) from the Company prior to Closing, pursuant to an agreement or other document in form and substance reasonably acceptable to Buyer.

ARTICLE II

CLOSING

Section 2.01    Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place by electronic transfer of documents (or at such other place as is agreed in writing by Buyer and Seller), or via electronic transmittal of documents, on the date hereof (the “Closing Date”). For financial accounting and tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of 12:01 a.m. on the Closing Date (the “Effective Time”).

Section 2.02    Closing Deliveries.

(a)    Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered the following to Seller or other Persons as specified below:

(i)    the Estimated Closing Consideration in the forms and amounts as set forth in Section 1.02, including but not limited to, stock certificates representing the Graham Stock;

(ii)    an executed Escrow Agreement;

(iii)    an executed Earn-Out Agreement;

(iv)    the Leases;

(v)    Executive Employment Agreement with Dan Thoren;

(vi)    Executive Employment Agreement with Matt Malone; and

(vii)    such other agreements, certificates and documents as may be reasonably requested by Seller to effectuate or evidence the transactions contemplated hereby.

(b)    Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered the following to Buyer:

(i)    units certificate(s), if any, evidencing the Company Units, free and clear of all Encumbrances, duly endorsed in blank or accompanied by unit powers or other instruments of transfer duly executed in blank, with all required transfer tax stamps affixed thereto;

(ii)    an executed Escrow Agreement;

(iii)    an executed Earn-Out Agreement;

(iv)    the Leases;

(v)    Executive Employment Agreement with Dan Thoren;

(vi)    Executive Employment Agreement with Matt Malone;

(vii)    Disclosure Schedules of Seller and the Company;

(viii)    letter(s), in form and substance satisfactory to Buyer in its reasonable discretion, from lenders of any Indebtedness (the “Pay-Off Letters”) (A) stating the aggregate amount of all the outstanding Indebtedness, including a list of all outstanding letters of credit of the Company, as of the Closing Date, and (B) agreeing that if such amount so identified is paid and such letters of credit are terminated at Closing or any time stated thereafter, such prepayment and terminations shall not be subject to any prepayment premiums or penalties or any other fees or expenses associated with payment thereof, and that on such payment and letter of credit terminations all Encumbrances and liens in assets of the Company held by such lenders shall be terminated effective as of the Closing;

(ix)    evidence in form and substance satisfactory to Buyer in its sole discretion that all Indebtedness of the Company, including the Stimulus Loans, has been paid in its entirety in accordance with the Pay-Off Letters; provided, however, that the parties hereby acknowledge and agree that Indebtedness may be paid at Closing in accordance with Section 1.02(d);

(x)    evidence in form and substance satisfactory to Buyer in its sole discretion that the Company has been released from all obligations under the Tax-Exempt Bonds;

(xi)    a certificate of the Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of (A) the articles of incorporation of the Company, and all amendments thereto, as certified by the Secretary of State of Colorado; and (B) the by-laws of the Company, and all amendments thereto;

(xii)    a certificate of good standing dated not more than 10 days prior to the Closing Date from (i) the Secretary of State, attesting to the good standing in Colorado of the Company, and (ii) the secretary of state of each other state attesting to the good standing of the Company in each other state where the Company is qualified to do business, if applicable; and

(xiii)    such other agreements, certificates and documents as may be reasonably requested by Buyer to effectuate or evidence the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

Section 3.01    Organization. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Colorado. The Company has all requisite limited liability company power and authority to carry on the Business as currently conducted. True and complete copies of the articles of incorporation, bylaws, certificate of formation, limited liability company operating agreement or other organizational or governance documents of the Company and Seller, all as amended to date, have been previously delivered to Buyer.

Section 3.02    Authority. The executing, delivery, and performance by Seller of this Agreement and each Ancillary Agreement to which Seller is a party, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of Seller. This Agreement and each Ancillary Agreement to which Seller is a party has been duly and validly executed and delivered by Seller, and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement shall be limited by bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and subject to general principles of equity.

Section 3.03    No Conflict. Except as set forth on Schedule 3.03 of the Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is a party, and the consummation by Seller of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any Law to which Seller or the Company is subject, (b) violate any provision of the articles of incorporation, bylaws or other organizational or governance documents of Seller or the Company, or (c) violate or result in a breach of or constitute a default (or an event which with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the assets or property of Seller or the Company or give to others any interests or rights therein under, any Material Contract or Permit to which Seller or the Company is a party or by which Seller or the Company may be bound or affected.

Section 3.04    Capitalization; Title to Company Units.

(a)    The authorized equity interests of the Company consists of 7,871 membership units, all of which are issued and outstanding and constitute the Company Units. All of the Company Units have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. The Company Units constitute 100% of the issued and outstanding membership interests of the Company.

(b)    Except as set forth on Schedule 3.04(b) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the membership interests of the Company or obligating Seller or the Company to issue or sell any membership interests of, or any other interest in, the Company. Except as set forth on Schedule 3.04(b) of the Disclosure Schedule, the Company does not have any outstanding or authorized any unit appreciation, phantom unit, profit participation or similar rights. Except as set forth on Schedule 3.04(b) of the Disclosure Schedule, there are no voting trusts, equityholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Units.

Section 3.05    Subsidiaries. The Company does not (i) directly or indirectly own any stock of, equity interest in, or other investment in any other corporation, joint venture, partnership, trust or other Person or (ii) have any subsidiaries or any predecessors in interest by merger, liquidation, reorganization, acquisition or similar transaction.

Section 3.06    Financial Statements; Undisclosed Liabilities. The books of account and related records of the Company fairly reflect in all material respects the Company’s assets, liabilities and transactions. Schedule 3.06 of the Disclosure Schedules (the “Disclosure Schedules”) sets forth the following financial statements (the “Financial Statements”): (x) the audited balance sheets of the Company as of December 31, 2019 and 2020 and the related statements of income and stockholder’s equity and cash flows for the years ended December 31, 2019 and 2020 (“Annual Financial Statements”), and (y) the unaudited internally prepared balance sheet of the Company as of the Balance Sheet Date, and the related statements of income and stockholder’s equity and cash flows for the available monthly periods ended on the Balance Sheet Date (the “Interim Financial Statements”). The Financial Statements fairly present, in all material respects, the financial position of the Company and the results of its operations and cash flows as of the respective dates and for the respective periods indicated therein and have been prepared in accordance with GAAP, except that the Financial Statements may not contain all footnotes in accordance with GAAP and the Interim Financial Statements are further subject to normal year-end adjustments, none of which are expected to be material in amount or nature. The Financial Statements have been prepared from and are in accordance with the books and records of the Company. The Company does not have any liabilities required to be disclosed in accordance with GAAP except for (a) liabilities reflected on or accrued and reserved against in the Financial Statements, or (b) liabilities incurred in the Ordinary Course of Business after December 31, 2020 (none of which is material or results from, arises out of, or relates to any material breach or violation of, or default under, a contractual obligation or requirement of Law).

Section 3.07    Absence of Certain Changes or Events. Except as set forth on Schedule 3.07 of the Disclosure Schedules, since December 31, 2020, the Company has conducted its business only in the Ordinary Course of Business and there has not been a Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 3.07 of the Disclosure Schedules, since December 31, 2020, the Company has not (a) issued, purchased or redeemed any of its equity securities, or granted or issued any option, warrant or other right to purchase or acquire any such equity securities, (b) incurred or discharged any liabilities, except liabilities incurred or discharged in the Ordinary Course of Business, (c) encumbered any of its properties or assets, tangible or intangible, except for Encumbrances incurred in the Ordinary Course of Business, (d) (i) granted any increase in the salaries (other than normal increases for employees averaging not in excess of five percent (5%) per annum made in the Ordinary Course of Business) or other compensation or benefits payable or to become payable to, or any advance (excluding advances for ordinary business expenses consistent with past practice) or loan to, any officer, director, shareholder, member, partner, employee or independent contractor of the Company, (ii) made any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments in the Ordinary Course of Business made pursuant to the Benefit Plans, (iii) granted or made any other payment of any kind to or on behalf of any officer, director, member, partner, shareholder, employee or independent contractor other than payment of base compensation and benefits and reimbursement for reasonable expenses in the Ordinary Course of Business or (iv) adopted, amended or terminated any employee benefit plan (including any Benefit Plan) or any stay bonus, retention bonus, transaction bonus or change in control bonus plan or arrangement, other than, in any case, amendments required by applicable Law or in connection with the transactions contemplated hereby, (e) suffered any adverse change or, to the knowledge of Seller, received any threat of any adverse change in any of its relations with, or any loss or, to the knowledge of Seller, threat of loss of, any of the suppliers, clients, distributors, customers or employees that are material to the Business, including any adverse loss or change as a result of the transactions contemplated by this Agreement, (f) disposed of or has failed to keep in effect any rights in, to or for the use of any Permit material to the Business, (g) changed any method of keeping of their respective books of account or accounting practices, except for changes required by GAAP, (h) disposed of or failed to keep in effect any rights in, to or for the use of any of the Intellectual Property material to the Business, (i) sold, transferred or otherwise disposed of any assets, properties or rights of the Business, except inventory sold in the Ordinary Course of Business, (j) entered into any transaction, Material Contract or event outside the Ordinary Course of Business or with Seller or any partner, shareholder, member, officer, director or other Affiliate of the Company, except in connection with the transactions contemplated hereby, (k) made nor authorized any capital expenditure outside of the 2021 Capital Expenditure Plan provided by Company, (l) changed or modified in any manner its existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, respectively, including acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables, (m) incurred any material damage, destruction, theft, loss or business interruption, (n) made any declaration, payment or setting aside for payment of any distribution (whether in equity or property) with respect to any securities or interests of the Company, except in accordance with this Agreement, (o) made (except as consistent with past practice) or revoked any Tax election or settled or compromised any material Tax liability with any Taxing Authority, or (p) waived or released any material right or claim of the Company or incurred any modifications, amendments or terminations of any Material Contracts which are in the aggregate materially adverse to the Company or the Business.

Section 3.08    Title, Condition and Sufficiency of Assets.

(a)    The Company has good and valid title to, or a valid leasehold or licensed interest in, all property and other assets used by it in the operation of the Business, reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold, consumed or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)    Except as set forth on Schedule 3.08(b) of the Disclosure Schedules, the buildings, plants, structures, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company material to the operations of the Business as currently conducted, or as installed by the Company in the new expansion building, are in a condition and repair (except for ordinary wear and tear and routine maintenance in the Ordinary Course of Business), are adequate for the purposes for which they are presently used in the conduct of the Business currently conducted, and are usable in a manner consistent with their current use, and comply in all material respects with all applicable Laws. The buildings, plants, structures, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company currently owned, licensed or leased by the Company constitute all of the assets, properties and rights necessary for the operation of the Business as the Business is currently conducted. Except as set forth on Schedule 3.08(b) of the Disclosure Schedules, no other Person other than the Company owns any assets, properties and rights used in the Business, other than assets owned by third parties and used in the Business pursuant to a Material Contract identified on Schedule 3.13 of the Disclosure Schedules.

Section 3.09    Real Property.

(a)    The Company will not own any real property as of the Closing Date.

(b)    Schedule 3.09(b) of the Disclosure Schedules sets forth a true, correct and complete list of all written or oral leases, subleases, or other occupancies of real property used by the Company (collectively, the “Leases”) to which the Company is a party or will be a party as of the Closing Date (as lessee, sublessee, licensee or otherwise) (collectively, the “Leased Real Property”) including with respect to such Leases, the parties to the lease, the term of the lease, the current expiration date of the lease, the renewal options, the current base rent, and any regular monthly payments included as additional rent. The Company does not operate its Business at any location other the Leased Real Property. Seller has delivered to Buyer a true, correct and complete copy of the Leases and all amendments, modifications and supplemental agreements thereto. Each of the Leases is in full force and effect and is binding and enforceable against the Company and, to the knowledge of Seller, each of the other parties thereto, in accordance with its terms and has not been modified or amended since the date of delivery to Buyer.

(c)    Except as set forth on Schedule 3.09(c) of the Disclosure Schedules, there are no Encumbrances affecting the Leased Real Property, other than Permitted Encumbrances. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder. To the knowledge of Seller, there has not occurred any event which would constitute a breach of or default in the performance of any covenant, agreement or condition contained in any Lease, nor to the knowledge of Seller has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or default. To the knowledge of Seller, there is no current or pending event or circumstance that would permit the termination of any Lease or the increase of any liabilities or restrictions of the Company under any Lease. Neither the Company nor Seller has received any written notice from the other party to any Lease of the termination or proposed termination thereof. No construction, alteration or other leasehold improvement work with respect to any Lease remains to be paid for or to be performed by the Company. The Company does not have any outstanding obligations to provide deposits, letters of credit or other credit enhancements to retain its rights under any Lease or otherwise operate the Business at the Leased Real Property.

(d)    The Company presently enjoys peaceful and undisturbed possession of the Leased Real Property. No Person other than the Company has any right to use, occupy, or lease any of the Leased Real Property. Neither the Company nor Seller has received written notice of any eminent domain, condemnation or other similar proceedings pending or to the knowledge of Seller threatened against the Company with respect to, or otherwise affecting any portion of, the Leased Real Property. The current use of the Leased Real Property in the conduct of the Business does not violate any Lease in any respect. To the knowledge of Seller, there is no violation of any covenant, condition, restriction, easement or order of any Authority having jurisdiction over the Leased Real Property or the use or occupancy thereof. To the knowledge of the Seller, the Leased Real Property is in compliance in all respects with all applicable building, zoning, subdivision, health and safety and other land use and similar applicable Laws, rules and regulations, permits, licenses and certificates of occupancy affecting the Leased Real Property, and neither the Company nor Seller has received any written notice of any violation or claimed violation by the Company of any such Laws, rules and regulations with respect to the Leased Real Property which have not been resolved or for which any obligation of the Company remains to be fulfilled, including but not limited to payments of monetary damages, fines or penalties, or completion of any remedial or corrective measures. The Leased Real Property is adequately served by proper utilities, sufficient parking and other building services necessary for its current use and for compliance with all applicable Laws, rules, regulations, permits, licenses and certificates of occupancy.

(e)    Each use of the Leased Real Property by the Company is and has been valid, permitted and conforming uses in accordance with the current zoning classification of the Leased Real Property, and there are no outstanding variances or special use permits affecting the Leased Real Property or their uses.

(f)    Except as set forth on Schedule 3.09(f) of the Disclosure Schedule, the transaction contemplated by this Agreement does not constitute an assignment of the Company’s rights under any Lease, and does not require the consent of any Person under any Lease.

(g)    The Leased Real Property is in good repair, ordinary wear and tear excepted, and fit for the purposes for which it is presently used. The Company has rights of egress and ingress with respect to the Leased Real Property that are sufficient for it to conduct its Business as presently conducted consistent with past practice.

Section 3.10    Accounts Receivable.

(a)    All of the Company’s accounts and notes receivable reflected on the Balance Sheet and the accounts and notes receivable arising after the date thereof (collectively, the “Accounts Receivable”) represent amounts receivable for products actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen in the Ordinary Course of Business and have been or will be billed and are generally due within 30 days after such billing. Except as set forth on Schedule 3.10(a) of the Disclosure Schedules, to the knowledge of Seller, all of the Accounts Receivable are and will be fully collectible within 90 days after billing, net of the reserves shown on the Balance Sheet (or in the books of the Company if such Accounts Receivable were created after the Balance Sheet Date). The reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, in the books of the Company, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. To the knowledge of Seller, there is no contest, claim, or right of set-off under any Material Contract with any obligor of a material Account Receivable relating to the amount or validity of such Account Receivable.

(b)    Except as set forth on Schedule 3.10(b) of the Disclosure Schedules, since December 31, 2020, there have not been any write-offs as uncollectible of the Company’s accounts receivable except for write-offs in the Ordinary Course of Business and not in excess of $50,000.00 in the aggregate.

Section 3.11    Inventory. Except as disclosed on Schedule 3.11 of the Disclosure Schedules, (i) all of the inventory of the Company, including that reflected in the Balance Sheet, is valued at the actual cost value, except as disclosed in the Balance Sheet; (ii) all of the inventory of the Company reflected in the Balance Sheet and all inventories acquired since the Balance Sheet Date consist of items that are marketable and fit for their particular use, are not defective and are of a quality and quantity usable and saleable in the Ordinary Course of Business within a reasonable period of time and at normal profit margins, and all of the raw materials and work in process inventory of the Company reflected on the Balance Sheet and all such inventories acquired since the Balance Sheet Date can reasonably be expected to be consumed in the Ordinary Course of Business within a reasonable period of time, net of the reserves shown on the Balance Sheet; and (iii) none of the inventory of the Company is obsolete, net of the reserves shown on the Balance Sheet. Since the Balance Sheet Date, the inventory of the Company has been purchased or manufactured in the Ordinary Course of Business and consistent with reasonably anticipated requirements of the customers of the Company.

Section 3.12    Intellectual Property.

(a)    Schedule 3.12(a)(i) of the Disclosure Schedules sets forth a list of all Intellectual Property (defined below) registrations and applications for registration that are owned by or held in the name of the Company, specifying as to each such item, as applicable, (i) the item (with respect to trademarks), or title (with respect to all other items), (ii) the owner of the item, (iii) the jurisdiction in which the item is issued or registered or in which any application for issuance or registration has been filed, including the respective issuance, registration or application number and (iv) the date of application and issuance or registration of the item (the “Owned Intellectual Property”). Except as set forth on Schedule 3.12(a)(ii) of the Disclosure Schedules, (A) each item of Owned Intellectual Property is valid and in full force and effect and each item of Owned Intellectual Property and Intellectual Property owned by the Company is owned by the Company free and clear of all Encumbrances and other claims, including any claims of joint ownership or inventorship, (B) the registrations and applications for registration of the Owned Intellectual Property are held of record in the Company’s name, and (C) none of the Owned Intellectual Property is the subject of any opposition or nullity proceedings or interferences, or any proceeding contesting its validity, inventorship, enforceability or the Company’s ownership thereof. All issuance, renewal, maintenance and other payments that are or have become due as of the date hereof with respect to the Owned Intellectual Property have been timely paid by or on behalf of the Company. The Company has complied in all material respects with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all Owned Intellectual Property filed by or on behalf of the Company and have made no material misrepresentations in such applications. Schedule 3.12(a)(iii) sets forth a true and complete list of all Intellectual Property licensed to the Company and the license or agreement pursuant to which the Company obtained a license to such Intellectual Property. Except as set forth on Schedule 3.12(a)(iii) of the Disclosure Schedules: (u) the Company owns or possesses adequate licenses or other valid rights to use all patents, patent applications (including any provisional applications, divisionals, continuations or continuations in part), trademarks, service marks, trade dress, registered trademarks, trademark applications and all goodwill associated therewith, copyrights, copyright applications, copyright registrations, copyrightable works of authorship, industrial designs, software, databases, data compilations, domain names, know-how, trade secrets, product formulas, inventions, rights-to-use and other industrial and intellectual property rights (collectively, “Intellectual Property”), excluding in all cases commercially available licenses considered “over the counter”, “off the shelf”, “click to use” or similar designations necessary for the conduct of the Business as currently conducted, (v) to the knowledge of Seller, neither the conduct of the Business of the Company nor any product or service offered by the Company infringes, misappropriates, dilutes or conflicts with, and has not conflicted with any Intellectual Property of any other Person, (w) neither the Company nor Seller has received any written notices alleging that the conduct of the Business, including the marketing, sale and distribution of the products and services of the Business, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property (including, for the avoidance of doubt, any cease and desist letter or offer of license), (x) no current or former employee of the Company and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, and including any rights to royalties or other compensation, in any of Intellectual Property owned or purported to be owned by the Company, (y) there is no agreement or other contractual restriction affecting the use by the Company of any of the Intellectual Property owned or purported to be owned by the Company, and (z) Seller is not aware of any infringement, dilution, misappropriation or other violation of any of the Intellectual Property owned or purported to be owned by the Company by any Person within the past six (6) years, and neither the Company nor Seller has asserted or threatened any claim or objection against any Person for any such infringement or misappropriation .

(b)    Except as set forth on Schedule 3.12(b) of the Disclosure Schedules, the information technology systems owned, leased, licensed or otherwise used in the conduct of the Business, including all computer software, hardware, firmware, process automation systems and telecommunications systems used in the Business (the “IT Systems”) perform reliably and to the knowledge of Seller is in conformance with the documentation and specifications for such systems. The Company has taken commercially reasonable steps to ensure that the IT Systems do not contain any viruses, “worms,” back door, trojan horse, malware, spyware, adware, ransomware, disabling or malicious code, or other anomalies that would materially impair the functionality of the IT Systems. To the knowledge of Seller, the products, services and computer systems offered, owned or licensed by the Company do not contain any viruses, “worms,” back door, trojan horse, malware, spyware, adware, ransomware, disabling or malicious code, or other anomalies that are intended to materially impair their intended performance or otherwise permit unauthorized access to hamper, delete or damage any computer system, software, network or data. The Company has taken commercially reasonable steps to provide for the backup, archival and recovery of the critical business data of the Company. The Company has taken commercially reasonable measures to maintain the confidentiality and value of all trade secrets. None of the Company’s trade secrets or confidential information have been disclosed by the Company to, or, to the knowledge of Seller, discovered by, any other Person except pursuant to non-disclosure agreements or to Persons entitled to receive such trade secrets or other confidential information that are legally obligated to maintain their confidentiality. Neither the Company nor Seller has received written notice that, or otherwise has knowledge that, any employee, consultant or agent of the Company is in default or breach of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Intellectual Property owned by the Company. Except as set forth in Schedule 3.12(b), each employee and consultant of the Company has executed a written agreement expressly assigning to the Company, all right, title and interest in any Intellectual Property invented, created, developed, conceived or reduced to practice during the term of such employee’s employment or consultant’s service relationship and related to the work performed by such person for the Company, and all Intellectual Property rights therein. To the knowledge of Seller, each item of Intellectual Property owned or licensed by the Company will be owned or available for use by the Company, as applicable, immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing.

Section 3.13    Material Contracts.

(a)    Schedule 3.13(a) of the Disclosure Schedules contains a complete and accurate list of all Material Contracts (classified (i) through (xiv), as applicable, based on the definition of Material Contracts). As used in this Agreement, “Material Contracts” means all Contracts material to the operations of the Business as currently conducted of the following types to which the Company is a party or by which the Company or any of its respective properties or assets is bound: (i) any real property leases; (ii) any labor or employment-related agreements; (iii) any joint venture and limited partnership agreements; (iv) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit; (v) agreements for the sale, lease or license of goods or products or performance of services by or with the top twenty (20) vendors and top twenty (20) customers (or any group of related vendors or customers) by annual revenue; (vi) lease agreements for machinery and equipment, motor vehicles, aircraft or furniture and office equipment or other personal property by or with any vendor or customer (or any group of related vendors or customers); (vii) agreements restricting in any manner the right of the Company to compete with any other Person, or restricting the right of the Company to sell to or purchase from any other Person; (viii) agreements between the Company and any of its Affiliates; (ix) guaranties, performance, bid or completion bonds, surety and appeal bonds, return of money bonds, and surety or indemnification agreements; (x) custom bonds and standby letters of credit; (xi) any license agreement or other agreements to which the Company is a party regarding any Intellectual Property of others, excluding “over the counter”, “off the shelf” and “click to use” software; (xii) powers of attorney; (xiii) any agreements with any sales representatives, consultants, agents or other representatives of the Company (including sales commission agreements or arrangements); and (xiv) each other agreement or contract to which the Company is a party or by which either the Company or its respective assets are otherwise bound which is material to its Business, operation and financial condition.

(b)    Each Material Contract is valid, binding and enforceable against the Company and the other parties thereto in accordance with its terms and is in full force and effect. Except as set forth in Schedule 3.13(b) of the Disclosure Schedules, the Company, and, to the knowledge of Seller, each of the other parties thereto, have performed in all material respects all obligations required to be performed by them under, and to the knowledge of Seller, are not in material default under, any of such Material Contracts and to the knowledge of Seller no event has occurred which, with notice or lapse of time, or both, would constitute such a material default. Neither the Company nor Seller has received any written claim from any other party to any Material Contract that the Company has breached any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder. Seller has furnished to Buyer a true and complete copy of each Material Contract required to be disclosed on Schedule 3.13(a) of the Disclosure Schedules.

Section 3.14    Litigation. Except as set forth in Schedule 3.14 of the Disclosure Schedules, there is no, and during the last five (5) years there has not been any, dispute, claim, action, suit, proceeding, review, arbitration or investigation before any Authority (“Litigation”) pending or, to the knowledge of Seller, threatened against the Company or Seller, any of their respective properties or assets or (to the extent the Company may have an obligation to provide indemnification or may otherwise become liable) any of its respective shareholders, members, officers, directors or employees. Except as set forth in Schedule 3.14 of the Disclosure Schedules, the Company is not a party to or bound by any outstanding orders, rulings, judgments, settlements, arbitration awards or decrees (or agreement entered into or any administrative, judicial or arbitration award with any Authority) with respect to or affecting the properties, assets, personnel or Business of the Company. Seller has provided Buyer with a list setting forth any settlement agreements occurring since January 1, 2016 regarding actual or threatened Litigation binding on the Company.

Section 3.15    Compliance with Laws; Permits.

(a)    The Company has been and is in compliance in all material respects with all applicable Laws. Set forth on Schedule 3.15(a) of the Disclosure Schedules are all governmental or other industry permits, registrations, certificates, certifications, exemptions, licenses, franchises, consents, approvals and authorizations (“Permits”) necessary for the conduct of the Business as presently conducted, including in connection with the new expansion, each of which the Company validly possesses and is in full force and effect. Except as set forth in Schedule 3.15(a) of the Disclosure Schedules, no notice, citation, summons or order has been issued, no complaint has been filed and served on the Company, no penalty has been assessed and written notice thereof given, and to Seller’s knowledge no investigation or review is pending or, to the knowledge of Seller, threatened with respect to the Company, by any Authority with respect to any alleged (i) violation by the Company of any Law, or (ii) failure by the Company to have any Permit required in connection with the conduct of the Business.

(b)    Without limiting the generality of Section 3.15(a), except as set forth in Schedule 3.15(b) of the Disclosure Schedules, the Company has been and is in compliance in all material respects with all applicable Export Controls. Except as set forth in Schedule 3.15(b), the Company has not made any voluntary or other disclosure to any Authority with respect to any actual or alleged irregularity, misstatement or omission or other potential violation arising under or relating to the requirements of Export Controls and, with respect to any such disclosures, the Company has complied in all material respects with any and all conditions included in any response from such Authority. No proceeding or notice has been filed or commenced against the Company alleging any failure to comply with any Export Controls.

Section 3.16    Environmental Matters. Except as set forth in Schedule 3.16 of the Disclosure Schedules:

(a)    The Company has conducted, and is conducting its operations and the Business, and has occupied and operated the Leased Real Property in compliance in all material respects with all Environmental Laws. The Company holds and has been and is in compliance in all material respects with all Permits required under Environmental Laws for the operation of the Company, the conduct of the Business as previously and currently conducted or the occupancy and operation of the Leased Real Property (“Environmental Permits”), and all such Environmental Permits are in full force and effect. Schedule 3.15(a) of the Disclosure Schedules lists all Environmental Permits.

(b)    Neither the Company nor Seller has received any written notice, citation, summons, order or complaint, no penalty has been assessed or is pending or, to the knowledge of Seller, threatened by any third party (including any Authority) with respect to the Company, the Business, the Leased Real Property or any other real property and relating to or arising from, (i) the use, possession, generation, treatment, manufacture, processing, management, handling, storage, recycling, transport, discharge, disposal, release or threatened release of, and/or exposure to, Hazardous Substances by the Company, (ii) any non-compliance with Environmental Laws or Environmental Permits by the Company or (iii) failure to hold any Environmental Permits by the Company. Neither the Company nor Seller has received any request for information, notice of claims, demand or other notification that the Company has or may have any liability under Environmental Laws.

(c)    To the knowledge of Seller, neither the Leased Real Property nor any other property currently or formerly owned, operated, occupied, leased or otherwise used by the Company is listed or proposed for listing on any list maintained by any Authority of contaminated or potentially contaminated sites, and to the knowledge of Seller, no Hazardous Substances generated, disposed, released or otherwise handled by or on behalf of the Company has come to be located at any site identified on any such list or has otherwise resulted in liability under Environmental Laws.

(d)    To the knowledge of Seller, there are no underground storage tanks, above ground storage tanks, asbestos containing materials or PCB-containing equipment located at, on or under the Leased Real Property. To the knowledge of Seller, there were no underground storage tanks, above ground storage tanks, asbestos containing materials or PCB-containing equipment located at, on or under any property formerly owned, operated, occupied, leased or otherwise used by the Company during the time of the Company’s ownership, operation, occupation, lease or use of such property. To the knowledge of Seller, any underground storage tanks, above ground storage tanks or wastewater treatment systems at the Leased Real Property or any other property currently or formerly owned, operated, occupied, leased or otherwise used by the Company that have been removed or closed have been removed or closed in compliance in all material respects with all applicable Environmental Laws and Environmental Permits, and there are no outstanding or contingent liabilities under Environmental Laws with respect to any such tanks or wastewater treatment systems.

(e)    Except as set forth on Schedule 3.16 of the Disclosure Schedule, no Hazardous Substances have been released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape by the Company in violation of any Environmental Laws and there are no Hazardous Substances in an uncontained state or in a condition representing a threat of a release at, on, about, under or from the Leased Real Property. No Hazardous Substances were released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape at any other property currently or formerly owned, operated, occupied, leased or otherwise used by the Company during the time of the Company’s ownership, operation, occupation, lease or use of such property.

(f)    All environmental reports, inspections, investigations, studies, audits, tests, reviews or other analysis, evaluations, assessments, sample results, and all correspondence or other documentation related to any of the foregoing (“Environmental Documents”) pertaining to the Company, the Business, the Leased Real Property or any other property currently or formerly owned, operated, leased or otherwise used by the Company in the possession or control of the Company or Seller have been provided or made available to Buyer, and all such Environmental Documents are set forth in Schedule 3.16 of the Disclosure Schedules.

(g)    Neither the Company nor Seller knows of or has any reason to know of any facts or circumstances related to environmental matters concerning the Company, the Business, the Leased Real Property or any other property currently or formerly owned, operated, leased or otherwise used by the Company that could result in any liabilities or responsibilities for the Company pursuant to Environmental Laws, and the Company has not assumed, by Material Contract, law or otherwise, any liability or responsibility pursuant to Environmental Laws for any environmental conditions, including, but not limited to, conditions or contamination related to any disposal, discharge or release of, or exposure to, any Hazardous Substances.

Section 3.17    Employee Benefit Matters.

(a)    Schedule 3.17(a) of the Disclosure Schedules lists all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other employee benefit, retirement, pension, profit sharing, bonus, stock, restricted stock, stock option, stock purchase, equity-based, profits interest, phantom equity, employment, service, retainer, compensation, consulting, change in control, welfare, health (including medical, dental and vision), Code Section 125 “cafeteria” or “flexible” benefit, life (including all individual life insurance policies as to which the Company is the owner, the beneficiary or both), disability, death benefit, group insurance, hospitalization, savings, deferred compensation, incentive compensation, paid time off, severance, salary continuation, retention, indemnification and fringe benefit and perquisite (including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, and tuition reimbursement) agreements, arrangements, plans, programs, Material Contracts, policies, or practices, whether written or oral, qualified or nonqualified, funded or unfunded, which is maintained, contributed to, or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, director, member, partner or independent contractor of the Company or with respect to which the Company or any ERISA Affiliate may have any liability, whether contingent or otherwise (the “Benefit Plans”). In the case of each “employee welfare benefit plan” as defined in Section 3(1) of ERISA, Schedule 3.17(a) discloses whether such plan is (i) unfunded, (ii) funded through a “welfare benefit fund,” as such term is defined in Code Section 419(e), or other funding mechanism or (iii) insured.

(b)    As applicable, with respect to each Benefit Plan, Seller has delivered or made available to Buyer true and complete copies of (i) all plan documents (including all amendments and modifications thereof) and in the case of an unwritten Benefit Plan, a list thereof, (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recent IRS determination, advisory or opinion letter, (iv) all funding and administrative arrangement documents, including trust agreements, insurance contracts, custodial agreements, investment manager agreements and service agreements, (v) for the three most recent years, the filed Form 5500 for each Benefit Plan required to file Form 5500, including all schedules thereto and financial statements with attached opinions of independent accountants; (vi) the most recent coverage and nondiscrimination test under the Code with respect to any Benefit Plan that is intended to be tax qualified under Code Section 401(a) and for which such tests apply; and (vii) all communications, records, notices and filings received from or sent to the IRS, Department of Labor or Pension Benefit Guaranty Corporation in the last three years.

(c)    The Company and each ERISA Affiliate is in compliance in all material respects with the provisions of ERISA, the Code and all other Laws applicable to the Benefit Plans (including all applicable aspects of the Patient Protection and Affordable Care Act, as amended, and the Health Insurance Portability and Accountability Act of 1996, as amended). Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws. Neither the Company nor any ERISA Affiliate has incurred, and to the knowledge of Seller, neither could reasonably be expected to incur an employer shared responsibility penalty under Section 4980H of the Code. The Company and each ERISA Affiliate has timely and accurately satisfied its reporting obligations under Sections 6055 and 6056 of the Code. None of Seller, the Company, any ERISA Affiliate, nor any Benefit Plan fiduciary has, with respect to the Benefit Plans, engaged in a breach of fiduciary duty or a non-exempt “prohibited transaction” as such term is defined in Code Section 4975 or Section 406 of ERISA.

(d)    No Benefit Plan provides for or continues medical or health benefits, or life insurance or other welfare benefits (through insurance or otherwise) for any Person or any dependent or beneficiary of any Person beyond termination of service or retirement other than coverage mandated by Law, and neither the Company nor any ERISA Affiliate has made a written or oral promise, or any communication that could reasonably be expected to promise, to any Person to provide any such benefits.

(e)    No Benefit Plan is (or at any time has been), and neither the Company nor any ERISA Affiliate has ever contributed to, or been required to contribute to, or has any liability (contingent or otherwise) under or with respect to, and no current or former employees of the Company or any ERISA Affiliate currently participate or ever have participated (in connection with their employment for the Company or an ERISA Affiliate) in any employee benefit plan that is (i) subject to Part 3, Subtitle B of Title I of ERISA, Title IV of ERISA or Code Section 412, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” as described in Section 413(c) of the Code, (iv) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code), or (v) a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA).

(f)    To the knowledge of Seller, all Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Code Section 401(a) now meet, and at all times since their inception have met, the requirements for such qualification, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Code Section 501(a). To the knowledge of Seller, each Benefit Plan or the prototype/volume submitter plan related thereto that is intended to be qualified under Code Section 401(a) has received a favorable determination letter (or an opinion or advisory letter on which it is entitled to rely) from the IRS that such Benefit Plan or the prototype/volume submitter plan related thereto is qualified under Code Section 401(a). To the knowledge of Seller, each Benefit Plan that is intended to be qualified under Code Section 401(a) has been timely amended to reflect the provisions of all statutory or regulatory changes requiring amendments for which the deadline for amendment has passed. To the knowledge of Seller, no event has occurred that will or could give rise to the revocation of any applicable determination letter or the loss of the right to rely on any applicable opinion or advisory letter, or the disqualification or loss of tax-exempt status of any such Benefit Plan or trust under Code Sections 401(a) or 501(a).

(g)    Except as set forth on Schedule 3.17(g) of the Disclosure Schedule, Seller’s execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Benefit Plan or related agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting (other than acceleration of vesting due to the termination of a qualified retirement plan as required under this Agreement), distribution, increase in benefits, or other obligation to fund benefits with respect to any Person or (ii) result in the triggering or imposition or any restrictions or limitations on the right of Seller, the Company or any ERISA Affiliate to amend or terminate any Benefit Plan (or result in any adverse consequence for so doing). The execution of this Agreement, and performance of the transactions contemplated hereby, will not (either alone or upon the occurrence of any additional or subsequent events) result in any payment or benefit that will or may be made by the Company that may be characterized as “excess parachute payment,” within the meaning of Code Section 280G(b)(1). The Company does not have any liability or obligation to make a payment that is not deductible under Code Section 280G. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) as a result of the imposition of the excise taxes required by Code Section 4999.

(h)    There are no pending or, to the knowledge of Seller, threatened litigation, actions, suits, disputes, or claims by or on behalf of any Benefit Plan, any employee or beneficiary covered under any Benefit Plan, any Authority with respect to a Benefit Plan, or otherwise involving any Benefit Plan (other than routine claims for benefits). No Benefit Plan is under audit, or to the knowledge of Seller inquiry, review or investigation by any Authority and, to the knowledge of Seller, no such audit, inquiry, review or investigation is threatened. To the knowledge of Seller, there are no facts which could give rise to any material liability in the event of any such audit, inquiry, review, investigation, action, suit or other proceeding.

(i)    Each of the Benefit Plans can be terminated at any time in the sole discretion of the plan sponsor, without any additional contribution to such Benefit Plan or the payment of any additional compensation or amount or acceleration of any benefits (other than accelerated vesting with respect to tax-qualified retirement plans, which shall not require any additional contribution to be made). Except as set forth on Schedule 3.17(i) of the Disclosure Schedule, to the knowledge of Seller, nothing prohibits the distribution of all amounts under any Benefit Plan subject to Code Sections 401(a), 403(a) or 403(b) or requires any delay in such distributions (subject to the thirty (30) day notice period required by the Treasury Regulations), provided that such Benefit Plan is terminated by the plan sponsor prior to Closing.

(j)    Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Code Section 409A, complies in all material respects (and has at all relevant times complied) in both form and operation with the requirements of Code Section 409A so that no amounts paid pursuant to any such Benefit Plan is subject to tax under Code Section 409A; and none of the Company, Seller or any ERISA Affiliate is or has been required to report any Taxes due as a result of a failure of a Benefit Plan to comply with Code Section 409A. With respect to each such Benefit Plan, none of the Company, Seller or any ERISA Affiliate has any indemnity obligation for any Taxes or interest imposed or accelerated under Code Section 409A.

(k)    All contributions (including all employer contributions and employee salary reduction contributions) and premium payments which are or have been due have been paid to or with respect to each Benefit Plan within the time required by law. All required payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Closing Date shall have been made or will be properly accrued on the books and records of the Company as of the Closing Date and each ERISA Affiliate as of the Balance Sheet Date for amounts properly due or required to be accrued as of such date and otherwise as of the Closing Date.

Section 3.18    Taxes.

(a)    Except as set forth in Schedule 3.18(a)(i) of the Disclosure Schedules, (i) Seller and the Company have timely filed or caused to be filed with the appropriate federal, state, local and foreign governmental entity (individually or collectively, “Taxing Authority”) all Tax Returns required to be filed with respect to the Company and have timely paid or remitted in full or caused to be paid or remitted in full all Taxes required to be paid with respect to the Company (whether or not shown due on any Tax Return); (ii) all Tax Returns are true, correct and complete in all material respects; and (iii) there are no liens for Taxes upon the Company or its respective assets, except liens for current Taxes not yet due and payable. Except as set forth on Schedule 3.18(a)(ii) of the Disclosure Schedules, neither Seller nor the Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Taxes. The Company and Seller have disclosed on their Tax Returns all positions taken therein with respect to the Company that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(b)    Except as set forth on Schedule 3.18(b) of the Disclosure Schedules, there is no action, suit, proceeding, investigation, audit, claim, assessment or judgment now pending against Seller or the Company, in respect of any Tax, and no notification of an intention to examine, request for information related to Tax matters or notice of deficiency or proposed adjustment for any amount of Tax has been received by Seller or the Company. No Taxing Authority with which neither Seller nor the Company files Tax Returns has claimed that the Company is or may be subject to taxation by that Taxing Authority.

(c)    The Company has withheld and paid to the proper Taxing Authority all Taxes that it was required to withhold and pay, and has properly completed and timely filed all information returns or reports, including IRS Forms 1099 and W-2, that are required to be filed and has, in all respects, accurately reported all information required to be included on such returns or reports.

(d)    There is no Tax sharing or allocation agreement, arrangement or Contract with any Person pursuant to which the Company would have liability for Taxes of another Person following the Closing. The Company (i) has not been a member of an affiliated group under Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or non-U.S. law (other than a group the common parent of which was the Company), or (ii) does not have any liability for Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision or state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(e)    Neither Seller nor the Company is, or has been, a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations.

(f)    Except as set forth on Schedule 3.18(f) of the Disclosure Schedules, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any action taken by Seller with respect to the Company prior to the Closing Date: (A) to change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (B) to enter into a “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local, or non-U.S. income Tax law); (C) with respect to any intercompany transaction, as defined in Section 1.1502-13 of the Treasury Regulations, or any excess loss account, as defined in Section 1.1502-19 of the Treasury Regulations, (or any corresponding provision of state, local or non-U.S. income Tax law); (D) to elect installment sale or open transaction made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) to make an election under Code Section 108(i).

(g)    The Company has collected all sales tax in the ordinary course of business and remitted such sales tax amount to the applicable Authority, or has collected sales tax exemption certificates from all entities from which the Company does not collect sales tax.

(h)    The Company has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(i)    The Company has never (i) had a permanent establishment in any country other than the country under the Law of which it is organized, as defined in any applicable treaty or convention between such country and the jurisdiction of the entity’s incorporation or formation or (ii) engaged in activities in any jurisdiction other than the jurisdiction under the Law of which it is organized that would subject it to taxation by such jurisdiction.

(j)    Neither the Company nor Seller has entered into any closing agreement or requested any private letter ruling, technical advice memoranda or similar agreements or rulings relating to Taxes or Tax items with any Authority with respect to the Company.

(k)    Neither the Company nor Seller is a “foreign person” as that term is used in Treasury Regulation Section 1.1445-2.

(l)    Neither the Company nor Seller has received, directly or indirectly, any Tax credits, grants, subsidies, loan guarantees, or other forms of preferential treatment or assistance from any Authority with respect to the Company. The consummation of the transactions contemplated by this Agreement will not result in the loss of any Tax holiday, Tax abatement or similar Tax benefit.

(m)    Seller is, and since its formation has been, an “S corporation” (as defined in Section 1361(a) of the Code and any corresponding or similar provision of state, local and foreign income Tax law applicable to Seller). The Company (i) is, and at all times since the conversion of the Company from a Colorado corporation to a Colorado limited liability company, disregarded as an entity separate from Seller within the meaning of Treasury Regulation Section 301.7701-3 (and any corresponding or similar provision of state, local, and foreign income Tax law applicable to the Company), (ii) was, and at all times since the contribution of its equity to Seller until the conversion of the Company from a Colorado corporation to a Colorado limited liability company, a “qualified subchapter S subsidiary” of Seller within the meaning of Section 1361(b)(3)(B) of the Code (and any corresponding or similar provision of state, local and foreign income Tax law applicable to the Company), and (iii) was at all times since January 1, 2015, until the contribution of its equity to Seller, an “S corporation” (as defined in Section 1361(a) of the Code and any corresponding or similar provision of state, local and foreign income Tax Law applicable to the Company).

Section 3.19    Consents. Except as set forth on Schedule 3.19 of the Disclosure Schedules, no consent, approval, or authorization of, or exemption by, or filing with, any Authority or other Person is required to be obtained or made by the Company or Seller in connection with the execution, delivery, and performance by Seller of this Agreement, or any Ancillary Agreement to which Seller is a party or the taking by the Company or Seller of any other action contemplated hereby or thereby.

Section 3.20    Employee Relations.

(a)    Schedule 3.20(a) of the Disclosure Schedules sets forth a true and complete list setting forth the name, position, job location, salary or wage rate, commission status, bonuses and other incentive compensation, date of hire, full- or part-time status, active or leave status, overtime “exempt” or “non-exempt” status and the basis for each employee classified as exempt (e.g., Administrative, Executive, Professional, etc.), for each employee or individual service provider of the Company as of the date hereof (including any individual absent due to short-term disability, family or medical leave, military leave or other approved absence). Other than as required by applicable Law, the Company is not party to any management, employment, consulting or other agreements with any individual providing for: (i) employment for a defined period of time; (ii) employment on an other than “at-will” basis; or (iii) for termination, change-in-control, severance, or any benefits following termination of employment.

(b)    The Company is not: (i) a party to or otherwise bound by any collective bargaining or other type of union agreement or group bargaining relationship, (ii) a party to, involved in or, to the knowledge of Seller, threatened by, any material labor dispute or material unfair labor practice charge, or (iii) currently negotiating any collective bargaining agreement. The Company has not experienced any strike, walkout, picketing, work stoppage, or other material labor dispute during the last three (3) years. To the knowledge of Seller, no organizational effort is presently being made or is currently threatened by or on behalf of any labor union, or employee group or organization, with respect to any group of employees of the Company and no such activities have occurred within the last three (3) years.

(c)    The Company has been and is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, unemployment insurance, worker’s compensation, equal employment opportunity, employment discrimination and immigration control. Except as disclosed on Schedule 3.20(c) of the Disclosure Schedules, there are no outstanding claims against the Company or the Benefit Plans (other than routine claims for benefits under such plans), whether under Law, regulation, Contract, policy or otherwise, asserted by or on behalf of any present or former employee or job applicant of the Company on account of or for any alleged violation of any applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, including claims for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of vacation pay (including paid time off) or pay in lieu of vacation time off (including paid time off), other than vacation time off or pay (including paid time off) in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar termination benefits, (v) unemployment insurance benefits, other than claims in the Ordinary Course of Business, (vi) workers’ compensation or disability benefits, other than in the Ordinary Course of Business, (vii) any violation of any statute, ordinance, order, rule or regulation relating to employment terminations, layoffs, or discipline, (viii) any violation of any statute, ordinance, order, rule or regulation relating to employee “whistleblower” or “right-to-know” rights and protections, (ix) any violation of any statute, ordinance, order, rule or regulations relating to the employment obligations of federal contractors or subcontractors, (x) any violation of any regulation relating to minimum wages or maximum hours of work, or (xi) unfair labor practices, and to the knowledge of the Company and Seller, no such claims have not been asserted. No Person (including any Authority) has asserted any claims against the Company or any of its respective predecessors under or arising out of any regulation relating to equal opportunity employment, discrimination, harassment, or occupational safety in employment or employment practices.

(d)    The Company has properly classified all employees, leased employees, consultants, independent contractors and all other Persons providing services to the Company for all purposes (including, without limitation, for all Tax purposes and for purposes related to eligibility to participate in or accrue a benefit under the Benefit Plans), and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such Persons to the Company. Schedule 3.20(d) of the Disclosure Schedules sets forth a complete and accurate list of all independent contractors and consultants currently engaged by the Company, along with the position, date of retention and rate of remuneration for each such independent contractor or consultant.

(e)    The Company has properly classified all employees as “exempt” or “non-exempt” under the Fair Labor Standards Act and similar state, local or foreign Law.

(f)    The Company has not conducted any mass layoffs or plant closings as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local or foreign Law.

(g)    The most recent written policies and manuals of the Company applicable to employees are listed on Schedule 3.20(g) of the Disclosure Schedules, and accurate and complete copies of all such written personnel policies and manuals have been made available to Buyer. The Company is and has been in compliance in all material respects with the policies and manuals set forth on Schedule 3.20(g) of the Disclosure Schedules and any employment Contracts applicable to the Company.

(h)    All inspection reports, workplace audits or written equivalents, made under any occupational health and safety Laws during the last three (3) years are listed on Schedule 3.20(h) of the Disclosure Schedules, and copies thereof have been provided to Buyer. There are no outstanding inspection orders or written equivalents under any occupational health and safety Laws which relate to the Company, nor any pending or, to the knowledge of Seller, threatened charges or claims under occupational health and safety Laws.

(i)    During the last three (3) years, (i) no allegations of retaliation, sexual harassment, sexual misconduct, or discrimination or harassment based upon any other applicable legally protected classification, have been made against any director, manager or supervisor of the Company and (ii) there are no actions, suits, investigations or proceedings pending or, to the knowledge of Seller, threatened related to any allegations of retaliation, sexual harassment, sexual misconduct, or discrimination or harassment based upon any other applicable legally protected classification by any director, manager or supervisor of the Company. The Company has not entered into any settlement agreements during the last three (3) years related to allegations of retaliation, sexual harassment, sexual misconduct, or discrimination or harassment based upon any other applicable legally protected classification by any director, manager or supervisor of the Company.

Section 3.21    Transactions with Related Parties. Except as described in Schedule 3.21 of the Disclosure Schedules, since January 1, 2017, neither Seller nor any current or former stockholder, officer or director of Seller or the Company has or had:

(a)    any contractual or other claims, express or implied, of any kind whatsoever against the Company;

(b)    any interest in any property or assets used by the Company, other than as a stockholder;

(c)    any direct or indirect ownership or other interest in any competitor of the Company, other than passive investments in a publicly traded company; or

(d)    engaged in or are engaging in any other material transaction with the Company (other than employment relationships at the salaries disclosed in the Disclosure Schedules or as a stockholder, officer or director of the Company).

Except as described in Schedule 3.21 of the Disclosure Schedules, no current or former stockholder, officer or director of Seller, the Company, nor any Affiliate of such Person, has outstanding any loan, guarantee or other obligation of borrowed money made to or from the Company.

Section 3.22    Insurance. Schedule 3.22(i) of the Disclosure Schedules contains a complete and correct list of all policies and Contracts for insurance (including coverage amounts and expiration dates) of which the Company is the owner, insured or beneficiary, or covering the Company’s properties or assets. All such policies are outstanding and in full force and effect. The Company is not in default with respect to any provision contained in any such policy, nor has the Company failed to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth on Schedule 3.22(ii) of the Disclosure Schedules: (a) all of such coverages are provided on a “claims made” (as opposed to “occurrence”) basis; (b) there are no outstanding claims under such policies; (c) there are no premiums or claims due under such policies which remain unpaid; (d) no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any material claim under, any such policy has been received; and (e) the Company has not been refused any insurance, nor has any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which has carried insurance.

Section 3.23    Brokers. Neither Seller nor the Company has retained, nor is Seller or the Company obligated for any commission, fee or expense to, any broker, finder or investment banking firm to act on their behalf in connection with the transactions contemplated by this Agreement or the Ancillary Agreements and, to the knowledge of Seller, no other Person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement and the Ancillary Agreements as a result of or in connection with the actions of the Company, Seller or its officers or directors.

Section 3.24    Relationship with Significant Customers. Neither the Company nor Seller has received any written or oral communication or notice from any Significant Customer stating that, or otherwise has any reason the believe that, any Significant Customer (a) has ceased, or will cease, to use the products or services of the Company, (b) has substantially reduced, or will substantially reduce, the use of such products or services at any time, or (c) will otherwise materially and adversely modify its business relationship with the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). “Significant Customer” means the top 10 customers of the Company, by dollar volume of sales, for the first four (4) months of 2021 and for each of the fiscal years ended December 31, 2020 and December 31, 2019, as set forth on Schedule 3.24 of the Disclosure Schedules.

Section 3.25    Relationship with Significant Suppliers. Neither the Company nor Seller has received any written or oral communication or notice from any Significant Supplier stating that, or otherwise has any reason the believe that, any Significant Supplier, (a) will stop, materially decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise) or (b) will otherwise materially and adversely modify its business relationship with the Company. “Significant Supplier” means the top 10 suppliers to the Company, by dollar volume of purchase, for the first four (4) months of 2021 and for each of the fiscal years ended December 31, 2020 and December 31, 2019, as set forth on Schedule 3.25 of the Disclosure Schedules.

Section 3.26    Product Liability; Warranty. Neither the Company nor any other Person has agreed to become or otherwise be responsible for consequential damages or, except as may be set forth in a Material Contract or as disclosed in Schedule 3.26 of the Disclosure Schedules, made any express warranties to third parties with respect to any equipment or other products created, manufactured, sold, distributed, leased or licensed, or any services rendered, by the Company which are still outstanding other than the Company’s standard warranty, a copy of which is included in Schedule 3.26 of the Disclosure Schedules. To the knowledge of Seller, there are no design, manufacturing or other latent defects with respect to any such products.    Except as set forth on Schedule 3.26, the Company has not modified or expanded its warranty obligation to any customer beyond that set forth in the Company’s standard warranty. Except as disclosed in Schedule 3.26 of the Disclosure Schedules, there are no and during the last five (5) years there have not been any material disputes or controversies involving any customer, distributor, supplier or any other Person regarding the quality, merchantability or safety of or defect in, or involving a claim of breach of warranty which has not been fully resolved with respect to any service performed or equipment, vehicles or other products purchased, sold or leased by the Company.

Section 3.27    Investment Representations.

(a)    Seller is an “Accredited Investor” as defined in Regulation D of the Securities Act. Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Graham Stock.

(b)    Seller and each person to whom Seller intends to transfer the Graham Stock is acquiring the Graham Stock for its own account for investment purposes and not with a view toward the resale thereof; provided, however, that nothing contained herein shall constitute an agreement by Seller or any person to whom Seller intends to transfer the Graham Stock to hold the Graham Stock for any particular length of time.

(c)    Seller confirms that it was not formed for the sole purpose of acquiring the Graham Stock.

(d)    Seller acknowledges that it, and each person to whom Seller intends to transfer the Graham Stock has received Grahams most recently filed Annual Report on Form 10-K, its most recently filed Quarterly Report on Form 10-Q, its Current Reports on Form 8-K filed since the date of its most recently filed Form 10-Q, its most recently filed Proxy Statement with respect to an annual meeting of stockholders, and its most recent Annual Report to Stockholders, and has had an opportunity to request and review the documents incorporated by reference therein.

(e)    Seller confirms that Graham has made available to Seller and each Seller’s Principal the opportunity to ask questions of the officers and management employees of Graham and to acquire additional information about the business and financial condition of Graham. Seller acknowledges that it and Seller’s Principals have been provided access as and to the extent they have requested to the records, facilities and management personnel of Graham and that they have reviewed, to the extent they deem necessary or appropriate, the books, records, files and other documents of Graham. Seller acknowledges that Graham is not making any representations or warranties as to the future prospects and profitability of Graham.

(f)    Seller confirms that it is not acquiring the Graham Stock as the result of any form of general solicitation or general advertising relating to the sale of the Graham Stock by Graham.

(g)    Seller acknowledges that, because the Graham Stock has not been registered under the Securities Act, or any state securities law, Seller must bear the economic risk of holding the Graham Stock and the Graham Stock cannot be sold or transferred without registration under the Securities Act or an exemption therefrom.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.01    Organization. Graham is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby.    Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby.

Section 4.02    Authority. The execution, delivery, and performance by Graham and Buyer of this Agreement and each Ancillary Agreement to which Graham and Buyer are a party, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Graham and Buyer. This Agreement and each Ancillary Agreement to which Graham and Buyer are a party has been duly and validly executed and delivered by Graham and Buyer and constitutes the valid and binding obligation of Graham and Buyer, enforceable against Graham and Buyer in accordance with their respective terms, except as such enforcement shall be limited by bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and subject to general principles of equity.

Section 4.03    Capitalization.

(a)    As of the date hereof (for the avoidance of doubt, before giving effect to the issuance and delivery of the Graham Stock, the authorized capital stock of Graham consists of 25,500,000 shares of common stock, par value $0.10 per share (the “Common Stock”) and 500,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”), of which approximately 9,949,925 shares of Common Stock and no shares of Preferred Stock are issued and outstanding as of the Closing Date, and Graham has not entered into any binding commitment to issue Preferred Stock as of the Closing Date. Buyer is a wholly owned subsidiary of Graham.

(b)    The shares of Graham Stock to be issued by Graham in connection with the transactions contemplated by this Agreement, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued by Graham and such shares of Graham Stock will be fully paid and nonassessable free and clear of all Encumbrances, other than Encumbrances imposed by applicable securities laws and any stock exchange on which the Common Stock is listed.

Section 4.04    No Conflict. The execution, delivery, and performance by Graham and Buyer of this Agreement and each Ancillary Agreement to which Graham and Buyer are a party, and the consummation by Graham and Buyer of the transactions contemplated hereby and thereby, does not and will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of Law to which Graham or Buyer is subject, (b) violate any provision of the certificate of incorporation, bylaws, articles of organization, limited liability company agreement or other governance documents of Graham and Buyer or (c) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property of Buyer or give to others any interests or rights therein under any Contract or Permit to which Graham or Buyer is a party or by which either may be bound or affected; except, in each case, for violations, breaches, defaults, required consents, terminations, accelerations, Encumbrances or rights that in the aggregate would not materially hinder or impair the ability of Graham or Buyer to perform its obligations hereunder or the consummation of the transactions contemplated hereby.

Section 4.05    SEC Filings; Financial Statements.

(a)    The reports, registration statements and definitive proxy statements filed by Graham with the SEC, including any documents incorporated therein by reference (the “SEC Reports”) are publicly available from the SEC. All SEC Reports required to be filed by Graham in the twelve (12) months prior to the date of this Agreement were filed in a timely manner. As of their respective dates, the SEC Reports: (i) were prepared in accordance with and complied with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, in each case in all material respects; and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    Each set of financial statements (including, in each case, any related notes thereto) contained in SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in such SEC Reports or as permitted by Form 10-Q of the Exchange Act) and each fairly presents in all material respects the financial position of Graham at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements are subject to the limitation set forth in the notes thereto and were or are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Graham taken as a whole.

Section 4.06    Consents. No consent, approval, or authorization of, or exemption by, or filing with, any Authority is required to be obtained or made by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or any Ancillary Agreement to which Buyer is a party or the taking by Buyer of any other action contemplated hereby or thereby.

Section 4.07    Brokers. Neither Graham nor Buyer has retained, nor is Graham or Buyer obligated for any commission, fee or expense to, any broker, finder or investment banking firm to act on its behalf in connection with the transactions contemplated by this Agreement or the Ancillary Agreements and, to the knowledge of Graham or Buyer, no other Person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE V

COVENANTS

Section 5.01    Confidentiality. Except for the benefit of Buyer and its affiliates, Seller shall keep confidential and not disclose to any other Person or use for its own benefit or the benefit of any other Person (excluding Buyer and its affiliates) any confidential or proprietary information, technology, know-how, trade secrets (including all results of research and development), product formulas, industrial designs, franchises, inventions or other intellectual property regarding the Company or the Business (“Confidential Information”) in its possession or control. The obligations of Seller under this Section 5.01 shall not apply to Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section; or (ii) is required to be disclosed by Law; provided, however, that, in any such case, Seller shall notify Buyer as early as reasonably practicable prior to disclosure to allow Buyer or the Company to take appropriate measures to preserve the confidentiality of such Confidential Information.

Section 5.02    Post-Closing Employment Agreements. Buyer may, in its sole discretion, offer employment agreements to certain management personnel to be identified by Buyer. All such individuals shall be entitled to participate in Graham’s bonus and incentive stock plans on the same terms as Graham’s other employees.

Section 5.03    Post-Closing Board Matters. Upon the next retirement of a director of Graham following the Closing, the Nominating and Governance Committee of Graham will identify and consider candidates having experience in the Defense and Aerospace Industries, and use good faith efforts to nominate and recommend for shareholder election as a director of Graham a candidate with such experience.

Section 5.04    Retention of Outside Advisor. Buyer will use commercially reasonable efforts to retain Admiral Tom Kearney (Ret.) to provide business development and strategic positioning guidance to both the Company and Buyer until such time as Graham determines, in its reasonable discretion, that such guidance is less valuable than the remuneration paid.

Section 5.05    Non-Disparagement. Each party agrees that it shall not, and shall cause each of its Affiliates not to, at any time, in any written or oral communications with the press or other media, any customer, client, stakeholder, investor or supplier of the other party, or its Affiliates, or any other Person, criticize, ridicule, or make or encourage any other Person to make any public statement that disparages, is derogatory of, or is negative toward the personal or business reputation, conduct or practices of the other party, any of its Affiliates, or any of their then current or former respective officers, directors, employees, representatives, agents or attorneys.

Section 5.06    Further Assurances. From time to time after the Closing, Buyer shall, at the request of Seller or Seller’s Principals, execute and deliver any further instruments or documents and take all such further action as Seller or Seller’s Principals may reasonably request in order to evidence the consummation of the transactions contemplated hereby. From time to time after the Closing, Seller shall, at the request of Graham or Buyer, execute and deliver any further instruments or documents and take all such further action as Graham or Buyer may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

Section 5.07    Employee Benefits Transition Covenants.

(a)    Seller shall present evidence satisfactory to Buyer that it has caused the Company to take the necessary action prior to Closing to terminate the Barber-Nichols Inc. Employees’ Profit Sharing 401(k) Plan (the “401(k) Plan”) effective immediately prior to and contingent upon the Closing. Buyer shall cause the Company to liquidate the 401(k) Plan’s trust in a timely fashion in accordance with plan terms and to complete all required filings. The Company employees who remain employed after Closing may roll account balances from the 401(k) Plan (including participant loan promissory notes, subject to the following sentence) to a qualified plan sponsored by Buyer or one of Buyer’s Affiliates. Seller will cause the Company to take such pre-Closing actions as are reasonably requested by Graham or the Buyer to ensure that such loans will not default as a result of the transaction if a timely rollover election is made, and the Company and Seller and Buyer will accommodate the loan rollover process for loans which, as of the date of the rollover, are not in default; provided, however, that any such rollover shall be subject to such administrative rules and procedures as may be mutually agreeable, the terms of the plans and receipt of a timely participant election.

(b)    By way of clarification, nothing contained in this Section 5.07 shall (i) be treated as an amendment to any particular employee benefit plan of Buyer or the Company, (ii) obligate Buyer or any of its Affiliates to (A) maintain any particular benefit plan or arrangement or (B) retain the employment of any particular employee, (iii) prevent Buyer or any of its Affiliates from amending or terminating any particular benefit plan or arrangement, or (iv) give any third party the right to enforce any of the provisions of this Agreement.

Section 5.08    Agreement Not to Compete.

(a)    For a period of three (3) years from and after the Closing Date (such period of time hereinafter referred to as the “Restricted Period”), neither Seller nor any Seller’s Principal and any person or entity controlled by the Seller or Seller’s Principal (each, a “Controlled Entity”), shall not, whether as owner, stockholder, member, manager, part-owner, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, directly or indirectly, engage or participate in any business, organization or entity located in, or doing business anywhere in the world that is a Direct Competitor to the Company (defined below). A “Direct Competitor” is defined as any business, organization or entity engaged in the Business. Notwithstanding this Section 5.08, Seller and each Seller’s Principal may make a passive investment in any publicly-traded company or entity in an amount not to exceed five percent (5%) of the voting stock of any such company or entity.

(b)    Seller and each Seller’s Principal agrees that (i) if either Seller, any Seller’s Principal or any Controlled Entity breaches or threatens to breach any provision of this Section 5.08, the damage to Buyer and its affiliates will be substantial, although difficult to ascertain, and money damages will not afford an adequate remedy, and (ii) if either Seller, any Seller’s Principal or any Controlled Entity is in breach of this Agreement, or threatens a breach of this Agreement, Buyer shall be entitled in its own right and/or on behalf of one or more of its affiliates, in addition to all other rights and remedies as may be available at law or in equity, to injunctive and other equitable relief to prevent or restrain a breach of this Agreement.

ARTICLE VI

TAX MATTERS

Section 6.01    Tax Indemnification. Seller and Seller’s Principals (in accordance with Section 7.04) shall indemnify, defend and hold harmless the Company and Buyer from and against the entirety of any Losses the Company or Buyer may suffer resulting from, arising out of, relating to, in the nature of or caused by each and all of the following: (a) any and all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date, and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”), (b) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local or foreign law or regulation, (c) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing Date, and (d) any and all Taxes imposed upon the Company related to any actions taken by Seller following Closing related to amounts payable under this Agreement or any Ancillary Agreement, together with any costs of preparing and filing Tax Returns related to such actions. Notwithstanding the foregoing, Seller shall have no obligation and Graham and the Buyer shall indemnify Seller and the owners of the Company and Sellers for any Pre-Closing Period from and against any Losses, including but not limited to the gross up for any Taxes due and owing consisting of, or relating to, Income Taxes resulting from (x) any elections made or amended tax returns by the Company, Graham or the Buyer with respect to the Company that results in any increase in Taxes being owed for any Pre-Closing Period by the Company or its owners, (y) an election under Section 338 of the Code with respect to Buyer’s acquisition of Company Units pursuant to this Agreement or any other tax treatment resulting in the transactions contemplated hereby being taxed or taxable as an asset transaction or deemed asset transaction, or (z) any breach by Buyer of Section 6.06 of this Agreement; provided, however, that in the case of clauses (a), (b) and (c) above, Seller shall be liable only to the extent that such Taxes are in excess of the amount taken into account in determining the adjustments set forth in Section 1.03(f). Buyer shall pay to Seller the amounts due pursuant to clause (y), less the amounts payable to Graham pursuant to Section 1.03(f) which remain unpaid, above within ten (10) Business Days after final determination of the Allocation pursuant to Section 6.08, which payment will fully satisfy Buyer and Graham’s obligations pursuant to clause (y). Notwithstanding anything to the contrary herein, the total of all indemnification obligations of Seller, Buyer, Graham or the Company pursuant to this Section 6.01 shall not be limited as specified in Article VI.

Section 6.02    Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 6.03    Transfer Taxes. Sales taxes, transfer taxes, stamp taxes, conveyance taxes, intangible taxes, documentary recording taxes, license and registration fees, recording fees and any similar taxes or fees incurred in connection with the consummation of the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be borne by Buyer. Buyer and Seller shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangement designed to minimize any applicable Transfer Taxes.

Section 6.04    Cooperation on Tax Matters. Graham, Buyer, the Company and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as is practicable, such information and assistance relating to the Company (including without limitation access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller shall retain all books and records of the Company with respect to Taxes (including Income Taxes) for any period up to and including the Closing Date, pertaining to the Company, for at least seven (7) years following the Closing Date. At the end of such period, each party shall provide the others with at least thirty (30) days prior written notice before destroying such books and records of the Company, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Buyer and Seller further agree, upon request, to provide the other with all information that either may be required to report pursuant to Code Section 6043, or Code Section 6043A, or Treasury Regulations promulgated thereunder.

Section 6.05    Responsibility for Filing Tax Returns. Seller shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the Company that are to be filed after the Closing Date with respect to all Pre-Closing Tax periods that end on or prior to the Closing Date, including but not limited to the short income Tax year ending on the Closing Date (the “Seller Tax Returns”). Seller shall permit Buyer to review and comment on each such Seller Tax Return and make such revisions to such Seller Tax Returns as are reasonably requested by Buyer in good faith. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company, except for Seller Tax Returns, that are filed after the Closing Date. Buyer shall permit Seller to review and comment on each such Tax Return relating to a Straddle Period or any period prior to Closing described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Seller.

Section 6.06    Amended Returns and Retroactive Elections. To the extent any action would result in an indemnified Tax under Section 6.01, Buyer shall not, and shall not cause or permit the Company to (i) amend any Tax Returns filed with respect to any tax year ending on or before the Closing Date or (ii) make any Tax election that has retroactive effect to any such year, in each such case without the prior written consent of Seller, such consent not to be unreasonably withheld; provided, however if any amended income Tax Return is not otherwise required by applicable Law or by an Authority, the Buyer shall indemnify and hold harmless the Seller and each of the shareholders of the Seller and Company from the amount of all Losses in connection therewith, including but not limited to any increase in income Taxes and all costs and expenses of filing any amended income Tax Returns.

Section 6.07    Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

Section 6.08    Allocation. No later than sixty (60) days following the determination of the Final Closing Consideration as finally determined pursuant to Section 1.03, Buyer shall prepare and provide to Seller a proposed allocation of the Final Closing Consideration (along with other items of consideration for United States federal income Tax purposes) among the assets of the Company in accordance with Section 1060 of the Code and the principles set forth in Schedule 6.08 of the Disclosure Schedules (as finally determined, and subject to any further amendment, in each case pursuant to this Section 6.08 (the “Allocation”). Buyer and Seller shall report, act and file Tax Returns in all respects and for all purposes consistent with the Allocation. Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare the Allocation. In case of any adjustment to the Final Closing Consideration (of any other item of consideration for United States federal income Tax purposes) requiring an amendment to the Allocation, Buyer shall promptly amend the Allocation in accordance with the principles set forth in this Section 6.08 and provide such amended allocation to Seller. Buyer and Seller agree not to take (and to cause the Company not to take) any position, in connection with any Tax Return, audit or similar proceeding related to Taxes, that is inconsistent with the Allocation.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

Section 7.01    Survival. The covenants and agreements in this Agreement or in any Ancillary Agreement shall survive the Closing. The representations and warranties under this Agreement or in any Ancillary Agreement shall survive for twenty-four (24) months after the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 3.01 and Section 4.01 (Organization), Section 3.02 and Section 4.02 (Authority), Section 3.04 (Capitalization; Title to Company Units), Section 4.03 (“Capitalization”), Section 3.05 (Subsidiaries), Section 3.08(a) (Title of Assets), Section 3.18 (Taxes), Section 3.23 and Section 4.07 (Brokers) (collectively, the “Fundamental Representations”), shall survive the Closing without limitation; and (ii) the representations and warranties set forth in Section 3.16(a) (Environmental Matters) and Section 3.17(a) (Employee Benefit Matters), shall survive the Closing for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. No action or claim for Losses resulting from any breach of warranty shall be brought or made after the expiration of the survival period applicable to such representation or warranty (as provided in this Section), except that such time limitation shall not apply to claims which have been properly asserted and which are the subject of a written notice setting forth in reasonable detail the basis for such claim with specific reference to the representation or warranty claimed to have been breached from Seller to Buyer or from Buyer to Seller, as may be applicable, prior to the expiration of such survival period.

Section 7.02    General Indemnification.

(a)    Subject to the limitations in Article VII of this Agreement, Seller and Seller’s Principals (in accordance with Section 7.04) shall indemnify, defend and hold harmless Graham and Buyer and their respective directors, officers, Affiliates, employees, agents and representatives (collectively, the “Buyer Indemnitees”), from and against all Losses that are incurred or suffered by any of them in connection with or resulting from each of the following:

(i)    any misrepresentation or breach of, or inaccuracy in, any representation or warranty made by Seller in Article III of this Agreement;

(ii)    any breach of any covenant made by Seller in this Agreement or any Ancillary Agreement;

(iii)    any Indebtedness;

(iv)    the Tax-Exempt Bonds;

(v)    any Transaction Expense;

(vi)    any Seller Environmental Liabilities;

(vii)    the Pre-Closing Restructuring;

(viii)    any Excluded Assets;

(ix)    any warranty claim made by any third party pursuant to any warranty provided by the Company with respect to any equipment or other products created, manufactured, sold, distributed, leased or licensed, or any services rendered, by the Company prior to the Closing Date, other than claims under the Company’s standard warranty other than any claim arising from the Specified Warranty;

(x)    the Specified Warranty; or

(xi)    the enforcement by the Buyer Indemnitees of their indemnification rights under this Agreement provided that (1) the Indemnifying Party agrees that Buyer Indemnitee is entitled to such indemnification rights or (2) a court of competent jurisdiction has determined that Buyer Indemnitee is entitled to such indemnification rights.

(b)    Subject to the limitations in Article VII of this Agreement, Graham and Buyer shall indemnify, defend and hold harmless Seller, its officers, directors and each of Seller’s stockholders (“Seller Indemnities”) from and against all Losses that are incurred or suffered by any of them in connection with or resulting from each of the following:

(i)    any misrepresentation or breach of any representation or warranty made by Graham or Buyer in this Agreement or any Ancillary Agreement;

(ii)    any breach of any covenant, including but not limited to the obligation to make a payment to Seller to be made by Graham or Buyer in this Agreement or any Ancillary Agreement; or

(iii)    the enforcement by Seller Indemnitees of its indemnification rights under this Agreement (1) the Indemnifying Party agrees that Seller Indemnitee is entitled to such indemnification rights or (2) a court of competent jurisdiction has determined that Seller Indemnitee is entitled to such indemnification rights.

(c)    Notwithstanding the foregoing and subject to the proviso at the end of this paragraph and the terms of this Article VII, (i) Seller shall not be obligated to provide any indemnification for Losses (y) pursuant to claims (other than Third Party Claims) for breaches of representations and warranties (other than Fundamental Representations) under Section 7.02(a)(i) and (z) pursuant to warranty claims under Section 7.02(a)(ix) and Section 7.02(a)(x), unless and until the aggregate amount of Losses incurred by Buyer with respect to such breaches of representations and warranties or warranty claims exceeds $350,000.00 (the “Threshold”), in which case Seller will be liable for all Losses in excess of the Threshold, and (ii) Buyer shall not be obligated to provide any such indemnification for Losses pursuant to claims (other than Third Party Claims) for breaches of representations and warranties (other than Fundamental Representations) under Section 7.02(b)(i), unless the aggregate amount of Losses incurred by Seller with respect to such breaches of representations and warranties exceeds the Threshold, in which case Buyer will be liable for all Losses in excess of the Threshold. The maximum aggregate obligation of (i) Seller for Losses pursuant to claims for breaches of representations and warranties (other than Fundamental Representations) under Section 7.02(a)(i) and warranty claims under Section 7.02(a)(ix) and Section 7.02(a)(x), and (ii) Buyer for Losses pursuant to claims for breaches of representations and warranties (other than Fundamental Representations) under Section 7.02(b)(i) shall not exceed $7,000,000 (the “Cap”); provided, however, in the event Buyer makes any claim for indemnification pursuant to Section 7.02(a)(x), the Cap shall be increased by an additional $1,000,000 for a total Cap of $8,000,000. Neither the Threshold nor the Cap shall apply to Losses arising in respect of claims for misrepresentations and breach of the Fundamental Representations.

(d)    In no event shall the limitations set forth in Section 7.02(c) apply to Losses suffered or incurred by any Indemnified Party as a result of, or arising out of, (i) the matters set forth in Section 7.02(a)(ii) through Section 7.02(a)(xi) or Section 7.02(b)(ii) through Section 7.02(b)(iii), or (ii) any fraud or intentional misrepresentation by a party.

(e)    The representations and warranties in this Agreement and the Ancillary Agreements shall not be affected or diminished by, and no right of indemnification hereunder shall be limited by reason of any investigation or audit conducted before or after the Closing or the knowledge of any party of any breach of a representation, warranty, covenant or agreement by the other party at any time, or the decisions of any party to complete the Closing.

(f)    For purposes of calculating the amount of any Losses incurred in connection with any breach of warranty, any and all references to material or Material Adverse Effect (or other correlative terms) shall be disregarded.

Section 7.03    Process for Indemnification.

(a)    A party entitled to indemnification hereunder shall herein be referred to as an “Indemnified Party.” A party obligated to indemnify an Indemnified Party hereunder shall herein be referred to as an “Indemnifying Party.” As soon as is reasonable (but in all events within fifteen (15) days) after an Indemnified Party either (i) receives notice of any claim or the commencement of any action by any third party which such Indemnified Party reasonably believes may give rise to a claim for indemnification from an Indemnifying Party hereunder (a “Third Party Claim”) or (ii) sustains any Loss not involving a Third Party Claim or action which such Indemnified Party reasonably believes may give rise to a claim for indemnification from an Indemnifying Party hereunder, such Indemnified Party shall, if a claim in respect thereof is to be made against an Indemnifying Party under this Article VII, notify such Indemnifying Party in writing of such claim, action or Loss, as the case may be setting forth in reasonable detail the nature of the claim and the potential amount of such Loss, to the extent known; provided, however, that failure to notify Indemnifying Party shall not relieve Indemnifying Party of its indemnity obligation, except to the extent Indemnifying Party is actually prejudiced in its defense of the action by such failure; and provided, further, the Indemnifying Party shall not be liable for the costs and expenses of the Indemnified Party unless and until written notice is provided to the Indemnifying Party of such claim. Any such notification must be in writing and must state in reasonable detail the nature and basis of the claim, action or Loss, to the extent known. Except as provided in this Section 7.03, Indemnifying Party shall have the right using counsel reasonably acceptable to the Indemnified Party, to contest, defend, litigate or settle any such Third Party Claim which involves (and continues to involve) solely monetary damages; provided that the Indemnifying Party shall have notified the Indemnified Party in writing of its intention to do so within 15 days of the Indemnified Party having given notice of the Third Party Claim to the Indemnifying Party; provided, further, that (1) the Indemnifying Party expressly agrees in such notice to the Indemnified Party that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to fully satisfy and discharge the Third Party Claim subject to any limitation with respect to indemnification included in this Agreement; (2) the Third Party Claim is not, in the reasonable judgment of the Indemnified Party, likely to result in Losses that will exceed the Cap; (3) if reasonably requested to do so by the Indemnified Party, the Indemnifying Party shall have made reasonably adequate provision to ensure the Indemnified Party of the financial ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that may result from such Third Party Claim; (4) assumption by the Indemnifying Party of such Third Party Claim could not reasonably be expected to cause a material adverse effect on the Indemnified Party’s business, and (5) the Indemnifying Party shall diligently contest the Third Party Claim (the conditions set forth in clauses (1), (2), (3), (4) and (5) being collectively referred to as the “Litigation Conditions”). The Indemnified Party shall have the right to participate in, and to be represented by counsel (at its own cost and expense) in any such contest, defense, litigation or settlement conducted by the Indemnifying Party; provided, that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim.

(b)    The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement which commits the Indemnified Party to take, or to forbear to take, any action or which does not provide for a complete release by such third party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief. All expenses (including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article VII shall relieve it of such obligations to the extent such obligations exist.

(c)    If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume the defense of, a Third Party Claim pursuant to this Section 7.03, the Indemnifying Party shall not be entitled, and shall lose its right, to contest, defend, litigate and settle such a Third Party Claim, and the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 7.03, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnified Party shall be reimbursed on a monthly basis by the Indemnifying Party for the reasonable attorneys’ fees and other third party expenses of contesting, defending, litigating and/or settling the Third Party Claim which are incurred from time to time.

Section 7.04    Method of Indemnification. Notwithstanding anything to the contrary in this Agreement, with respect to any indemnification to which any Buyer Indemnitee is entitled under this Agreement as a result of any Losses it may suffer, once a Loss is finally determined to be payable pursuant to the terms of Section 6.01 or this Article VII, any payment with respect to such Loss shall be paid first by the release of the amount of such Loss from the Escrow Amount to such Buyer Indemnitee, which release shall be at the time and in the manner set forth in the Escrow Agreement. In the event that the remaining Escrow Amount is insufficient to satisfy such Loss in full, such Buyer Indemnitee may offset such Losses from any payment to Seller which Seller may become entitled pursuant to the terms of the Earn-Out Agreement. In the event that any amount of such Loss remains unsatisfied, such Buyer Indemnitee shall have direct recourse to Seller, in which case Seller shall pay in cash to such Buyer Indemnitee the amount of such Loss which remains unsatisfied within fifteen (15) Business Days of such final determination by wire transfer of immediately available funds. In the event that any amount of such Loss remains unsatisfied, such Buyer Indemnitee shall have direct recourse to Seller’s Principals, on a several and not joint basis (with such several liability determined in accordance with each Seller’s Principals’ pro rata share of the Final Closing Consideration), in which case Seller’s Principals shall pay in cash to such Buyer Indemnitee the amount of such Loss which remains unsatisfied within thirty (30) Business Days of such final determination by wire transfer of immediately available funds. The Parties hereto agree that should Seller and/or Seller’s Principals not make full payment of any such obligations within thirty (30) Business Day period, any amount payable shall accrue interest from and including the end of such thirty (30) Business Day period and including the date such payment has been made at a rate per annum equal to eight percent (8%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

Section 7.05    Insurance. All Losses sought by Indemnified Party hereunder shall be net of any insurance proceeds actually received by Indemnified Party with respect to such indemnification claim (net of any third party costs of recovery actually paid). If any such proceeds are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall promptly pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Party’s payment).

Section 7.06    Right of Offset. Without limiting any other remedies available at law or in equity, Buyer shall first set off against the Escrow Amount until such Escrow Amount is exhausted then against any payments due and owing from Buyer to Seller to the extent Buyer has suffered a Loss after a final determination has been made with respect to a timely claim made by Buyer for indemnity against Seller under this Article VII.

Section 7.07    Remedies Exclusive. The remedies provided in this Article VII shall be the sole and exclusive remedies of any Indemnified Party related to any and all Losses incurred because of or resulting from or arising out of this Agreement and any Ancillary Agreements; provided, however, that nothing contained in this Article VII shall be deemed to limit or restrict in any manner (a) any rights or remedies which any Indemnified Party has, or might have, at law or in equity based on fraud or intentional and willful misrepresentation, or (b) any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled.

Section 7.08    Tax Treatment. Any indemnification payments under this Article VII shall be treated for Tax purposes as adjustments to the Final Closing Consideration to the extent permitted by applicable Law.

ARTICLE VIII

MISCELLANEOUS

Section 8.01    Interpretive Provisions.

(a)    Whenever used in this Agreement, (i) “including” (or any variation thereof) means including without limitation and (ii) any reference to gender shall include all genders.

(b)    The parties acknowledge and agree that (i) each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

Section 8.02    Entire Agreement. This Agreement (including the Disclosure Schedules and the exhibits attached hereto) together with the Ancillary Agreements constitute the sole understanding and agreement of the parties with respect to the subject matter hereof.

Section 8.03    Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto; provided however, that this Agreement may not be assigned by Seller without the prior written consent of Buyer or be assigned by Buyer without the prior written consent of Seller, except that Buyer may, at its election and provided it and Graham remain liable for the obligations hereunder, assign this Agreement to any Affiliate of Buyer, and Buyer or any such assignee may make a collateral assignment of its rights (but not its obligations) under this Agreement to any lender providing financing to Buyer in connection with the Closing.

Section 8.04    Headings. The headings of the Articles, Sections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

Section 8.05    Modification and Waiver. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions. No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

Section 8.06    Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear the expenses incurred by that party incident to this Agreement and the transactions contemplated hereby, including all fees and disbursements of counsel and accountants retained by such party, whether or not the transactions contemplated hereby shall be consummated.

Section 8.07    Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given by delivery in person, by electronic mail, by electronic facsimile transmission, by overnight courier or by registered or certified mail, postage prepaid (and shall be deemed given when delivered if delivered by hand, when delivered if delivered by electronic mail, when transmission confirmation is received if delivered by facsimile during normal business hours, one Business Day after deposited with an overnight courier service if delivered by overnight courier and three days after mailing if mailed), as follows:

to Seller, to:

BNI Holdings, Inc.

c/o Barber Nichols, Inc.

6325 W 55th Ave

Arvada, Colorado 80002

Attn: Jeff Shull

Email: jeff.shull@comcast.net

Telephone No.: (303) 421-8111

with a copy to:

Minor & Brown, P.C.

650 South Cherry Street, Suite 1100

Denver, Colorado 80246

Attn: Lisa A. D’Ambrosia

Email: ldambrosia@mb-law.law

Telephone No.: (303) 320-1053

to Buyer to:

Graham Corporation

20 Florence Ave

Batavia, New York 14020

Attention: Jeffrey Glajch

Email: jglajch@graham-mfg.com

Telephone No.: (585) 815-4820

with a copy to:

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, New York 14604

Attention: Gregory Coughlin, Esq.

Email: gcoughlin@hselaw.com

Telephone No.: (585) 231-1152

or at such other address for a party as shall be specified by like notice.

Section 8.08    Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within that jurisdiction. Each party hereto, for itself and its successors and assigns, irrevocably agrees that any suit, action or proceeding arising out of or relating to this Agreement may be instituted only in the United States District Court located in Wilmington, Delaware or in the absence of jurisdiction, the state courts located in Wilmington, Delaware, and generally and unconditionally accepts and irrevocably submits to the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby from which no appeal has been taken or is available in connection with this Agreement. Each party, for itself and its successors and assigns, irrevocably waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, including any objection based on the grounds of forum non conveniens, in the aforesaid courts. Each of the parties, for itself and its successors and assigns, irrevocably agrees that all process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 8.07 or at such other address of which the other parties shall have been notified in accordance with the provisions of Section 8.07, such service being hereby acknowledged by the parties to be effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

Section 8.09    Public Announcements. Neither Seller nor Buyer shall make any public statements, including any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed) except as may be required by Law. If a public statement is required to be made by Law, the parties shall consult with each other in advance as to the contents and timing thereof.

Section 8.10    No Third Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the parties hereto and their permitted successors and assigns, and no other party shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement.

Section 8.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

Section 8.12    Delivery by Facsimile and Email. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or by electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of this Agreement and each such party forever waives any such defense.

ARTICLE IX

CERTAIN DEFINITIONS

Section 9.01    Defined Terms. The following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreement” means any agreement, exhibit, schedule, statement, document or certificate executed or delivered in accordance with, in connection with or required by this Agreement, and any other agreement or certificate specifically identified as an Ancillary Agreement for purposes of this Agreement.

“Authority” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity, agency, court or authority (foreign, federal, state or local) exercising executive, legislative, judicial, regulatory or administrative functions of government or any arbitrator or mediator.

“Balance Sheet” means the balance sheet of the Company as of the Balance Sheet Date, as set forth in the Financial Statements.

“Balance Sheet Date” means April 30, 2021.

“Base Amount” means $61,150,616.00.

“Business” means the business of designing, engineering and manufacturing turbomachinery for the aerospace, defense and energy industries.

“Business Day” means any day other than a day on which banks in New York, New York are required or authorized to be closed.

“Closing Indebtedness” means the Indebtedness as set forth on the Closing Statement.

“Closing Transaction Expenses” means the Transaction Expenses as set forth on the Closing Statement.

“Closing Working Capital” means the Working Capital of the Company as set forth on the Closing Statement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or legally binding oral contract, lease, license, loan or credit agreement, bond, debenture, note, mortgage, indenture, supply agreement, sale or purchase order, or any other legally binding agreement or commitment.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

“EAR” means the U.S. Department of Commerce’s Export Administration Regulations, codified at 15 CFR Parts 730-774.

“Earn-Out Agreement” means that certain Earn-Out Agreement by and between Buyer and Seller, dated as of the date hereof.

“Encumbrances” means all liens, charges, mortgages, pledges, security interests or other encumbrances of any kind, excluding the Permitted Encumbrances.

“Environmental Laws” means all federal, state or local laws, rules, regulations, ordinances, codes, common law, judgments, orders, consent agreements, or legally-binding requirements relating to (i) pollution or the protection of the environment (including air, surface and subsurface water, drinking water supplies, surface and subsurface land, the interior of any building or building component, soil and natural resources) or human health (including without limitation occupational health and safety) or (ii) Hazardous Substances, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substance.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, as defined in Section 414 of the Code, or is otherwise required to be aggregated with the Company under Section 414(o) of the Code.

“Escrow Agent” means Bank of America, National Association.

“Escrow Agreement” means that certain Escrow Agreement by and among Graham, Buyer, Seller and Escrow Agent, dated as of the date hereof.

“Estimated Closing Cash Consideration” means an amount equal to the total of (a) the Base Amount, minus (b) the amount, if any, by which Estimated Working Capital is less than Target Working Capital, plus (c) the amount, if any, by which Estimated Working Capital is greater than Target Working Capital, minus (d) the Estimated Indebtedness minus (e) the Estimated Transaction Expenses.

“Estimated Closing Consideration” means the Estimated Closing Cash Consideration plus the Graham Stock.

“Estimated Indebtedness” means the Indebtedness as set forth on the Estimated Closing Statement.

“Estimated Transaction Expenses” means the Transaction Expenses as set forth on the Estimated Closing Statement.

“Estimated Working Capital” means the Working Capital as set forth on the Estimated Closing Statement.

“Export Controls” means all applicable Laws related to export control, trade, foreign economic sanctions and customs including, without limitation, the Export Administration Act, EAR, Arms Export Control Act, ITAR, the International Emergency Economic Powers Act, the Trading with the Enemy Act and the Foreign Asset Control Regulations and any rules and regulations issued under any of the foregoing and all trade regulations administered and enforced by any Authority related to the regulation of exports, re-exports or foreign transfers, releases, shipment, transmissions or similar foreign transfers of goods, technology, software or services.

“Final Closing Consideration” means the Graham Stock plus an amount equal to the total of (a) the Base Amount, minus (b) to the extent the Final Working Capital is less than the Estimated Working Capital, the corresponding proportional dollar-for-dollar Purchase Price reduction, plus (c) to the extent the Final Working Capital is greater than the Estimated Working Capital, the corresponding proportional dollar-for-dollar Purchase Price increase, minus (d) the Final Indebtedness, minus (e) the Final Transaction Expenses.

“Final Indebtedness” means the Closing Indebtedness, (x) as shown in the Closing Statement if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 1.03 or (y) if such a Notice of Disagreement is so delivered, as agreed by Seller and Buyer pursuant to Section 1.03 or (z) if such Notice of Disagreement is so delivered and in the absence of such agreement, as shown in the Arbiter’s calculation delivered pursuant to Section 1.03.

“Final Transaction Expenses” means the Closing Transaction Expenses, (x) as shown in the Closing Statement if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 1.03 or (y) if such a Notice of Disagreement is so delivered, as agreed by Seller and Buyer pursuant to Section 1.03 or (z) if such Notice of Disagreement is so delivered and in the absence of such agreement, as shown in the Arbiter’s calculation delivered pursuant to Section 1.03.

“Final Working Capital” means the Closing Working Capital, (x) as shown in the Closing Statement if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 1.03 or (y) if such a Notice of Disagreement is so delivered, as agreed by Seller and Buyer pursuant to Section 1.03 or (z) if such Notice of Disagreement is so delivered and in the absence of such agreement, as shown in the Arbiter’s calculation delivered pursuant to Section 1.03.

“GAAP” means United States generally accepted accounting principles consistently applied by such Person throughout the relevant periods.

“Graham” means Graham Corporation, a Delaware corporation.

“Graham Stock” means such number of shares of Common Stock as shall equal $8,849,384.00 (as valued at the average of the closing prices thereof on the New York Stock Exchange for the ten (10) Business Days immediately prior to the Closing); provided, however, that no fraction of a share will be issued by virtue of the transactions contemplated by this Agreement. In the event that Seller would receive a fractional share, Buyer will pay the cash value of such fractional share to Seller.

“Hazardous Substances” means any and all hazardous or toxic substances, materials, and wastes, solid wastes, industrial wastes, pollutants, contaminants, polychlorinated biphenyls, asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions thereof, radioactive materials and wastes, and any and all other chemicals, substances, materials or wastes (i) defined or designated as hazardous, extremely hazardous or immanently hazardous under any Environmental Law, (ii) to which any federal state or local authority requires environmental investigation, monitoring, reporting or remediation, or (iii) otherwise regulated under any Environmental Law.

“Income Taxes” means (i) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits) and all gross receipts or windfall profit taxes or other taxes, fees, assessments, or charges of any kind whatsoever with respect to income, together with any interest and any penalties, additions to tax or additional amounts.

“Indebtedness” means all principal, interest, premiums, penalties or other obligations related to (a) all indebtedness of the Company for borrowed money, (b) all obligations (contingent or otherwise) of the Company for the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business) (including notes payable to the sellers of such property or services), (c) all other obligations of the Company evidenced by notes, bonds, debentures or other similar debt instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company, (e) all obligations of the Company as lessee or lessees under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of the Company under acceptance, letter of credit or similar facilities, (g) all obligations owing pursuant to factoring agreements for accounts receivable, (h) all obligations in respect of unfunded pensions, (i) all obligations of the type referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by the Company, or in effect guaranteed directly or indirectly by the Company through an agreement (1) to pay or purchase such obligations or to advance or supply funds for the payment or purchase of such obligations, (2) to purchase or sell or lease (pursuant to a capital lease as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payments over time of such obligations or to assure the holder of such obligations against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss; provided, that such Indebtedness referred under this clause (i) is of the type that would be reflected as debt on a balance sheet prepared in accordance with GAAP, (j) all obligations of the type referred to in clauses (a) through (i) above secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and Contract rights) owned by the Company, even though such Person has not assumed, become liable for or guaranteed the payment of such Indebtedness, (k) all liabilities of the Company under or in connection with any accrued bonuses, deferred compensation bonuses and accrued paid time off (including all related taxes, including the employer’s share of any payroll Taxes attributable to such amounts and any amounts payable pursuant to Section 280G of the Code (or any corresponding provision of Law) or to offset or gross up any Person for any excise Taxes, income Taxes or other Taxes related to such amounts), in each case, to the extent not included in Working Capital, (l) any unfunded capital expenditures committed to in connection with a Contract by the Company except for the Leases and that certain Equipment Lease Agreement by and between the Company and Ascent Properties Group LLC, dated as of March 1, 2021 and further excluding anticipated (uncommitted) expenditures as set forth in the capital expenditure plan attached hereto as Schedule 9.01 of the Disclosure Schedules, and (m) all accrued but unpaid interest (or interest equivalent) to the date of determination, and all prepayment premiums or penalties payable upon repayment of any items of Indebtedness of the type referred to in clauses (a) through (j) above.

“IRS” means the Internal Revenue Service.

“ITAR” means the U.S. Department of State’s International Traffic In Arms Regulations, codified at 22 CFR Parts 120-130.

“knowledge”, “to the knowledge” or “known” and words of similar import means (i) the actual knowledge of a natural person or, with respect to a Person that is not a natural person, the actual knowledge of the officers and management of such Person, in each case after due inquiry of persons responsible for such information of such Person, or (ii) a Person could reasonably have acquired actual knowledge of such fact or matter after due inquiry of persons responsible for such information of such Person.

“Laws” means any federal, state or local law (including, without limitation, principles of common law), statute, ordinance, regulation, Permit, certificate, judgment, order, award or other legally enforceable determination, decision or requirement of any Authority.

“Leases” means (i) that certain Lease Agreement to be entered into by and between Ascent Properties Group LLC, as landlord, and the Company, as tenant, relating to that certain real property located at 6350 West 56th Avenue, Arvada, Colorado 80002 and (ii) that certain Lease Agreement to be entered into by and between Prime Ventures, LLC, as landlord, and the Company, as tenant, relating to that certain real property located at 6325, 6435 & 6450 West 55th Avenue, Arvada, Colorado 80002.

“Losses” means any and all losses, liabilities, damages, penalties, obligations, awards, fines, deficiencies, demands, interest, claims (including third party claims whether or not meritorious), third-party costs and expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) resulting from, arising out of or incident to any matter for which indemnification is provided under this Agreement, but shall not include any fees charged by the parties for their time or opportunity cost or that of their employees who are not hired for the specific purpose of prosecuting the claim for such Losses; provided, further, Losses shall not include punitive damages.

“Material Adverse Effect” means any circumstance or event which, individually or in the aggregate, is or would reasonably be expected to be material and adverse to the business, properties, operations, financial condition, or results of operations of the Company taken as a whole.

“Ordinary Course of Business” means, with respect to the Company, the ordinary course of business consistent with the Company’s past custom and practice (including with respect to quantity and frequency).

“Permitted Encumbrances” means (i) statutory liens for Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Interim Financial Statements in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business and securing sums that are not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings, and for which adequate reserves have been established on the Interim Financial Statements in accordance with GAAP and do not otherwise constitute a breach of or an event of default under any lease; (iii) the terms and conditions of over-the-counter software licenses, (iv) encumbrances created by the express terms and conditions of the Leases and personal property and operating equipment leases as set forth in the Disclosure Schedules, and (v) encumbrances of public record in connection with the Leased Real Estate, provided that the same are not materially adverse to the conduct of the Business as currently conducted.

“Person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, other entity or group (as group is defined in Section 13(d)(3) of the Securities Exchange Act of 1934).

“Pre-Closing Restructuring” means the formation and organization of Seller and the contribution of the Company Units by Seller’s Principals to Seller.

“Seller Environmental Liabilities” means any and all losses, claims, demands, liabilities, causes of action, damages, costs and expenses, fines or penalties (including without limitation reasonable attorney fees and other defense costs), known or unknown, foreseen or unforeseen, whether contingent or otherwise, fixed or absolute, present or future asserted against and ultimately incurred by the Company or Buyer arising out of or related to (a) any environmental condition to the extent existing or occurring on or prior to the Closing Date or resulting from facts, circumstances or events to the extent existing or occurring on or prior to the Closing Date, including without limitation, (i) the presence, disposal, discharge, release or other handling or management of, or exposure to, prior to the Closing Date of Hazardous Substances at, on, in or under any the Leased Real Property or other property currently or formerly owned, operated, leased or otherwise used by the Company (including, for the avoidance of doubt, any post-Closing migration or movement of pre-Closing contamination but specifically excluding effects of continuing discharge, disposal or release of, or exposure to, any Hazardous Substances that is present, discharged, disposed or released following the Closing Date), or (ii) the off-site or on-site transportation, storage, treatment, recycling, other handling, discharge, disposal or release of Hazardous Substances by or on behalf of the Company or any Person under the Company’s or Seller’s control prior to the Closing Date; (b) any violation of, or liability under, any Environmental Law or any Environmental Permit existing or occurring prior to the Closing Date (including without limitation costs and expenses incurred or required to bring the Leased Real Property, the Company or the Business into compliance with all applicable Environmental Laws and Environmental Permits and any fines, penalties and defense costs incurred by the Company or the Buyer) with respect to the Company, the Business, the Leased Real Property or any other property currently or formerly owned, operated, leased or otherwise used by the Company prior to the Closing Date; or (c) any environmental condition or any violation of, or liability under, Environmental Laws or Environmental Permits with respect to the Leased Real Property that arise out of, relate to, or result from any acts or omissions of the Company, Seller, their Affiliates or any other Person under their control prior to the Closing Date. Notwithstanding the foregoing, Seller Environmental Liabilities shall not include any liabilities or obligations arising out of or related to conditions at or in the vicinity of the Leased Real Property to the extent such conditions were caused by migration to the Leased Real Property of Hazardous Substances disposed, discharged or released on adjacent or nearby properties by Persons other than the Company, Seller, their Affiliates or any other Persons under their control.

“Specified Warranty” means the potential warranty claim set forth on Schedule 3.26 for Job BSS-14823.

“Stimulus Loan” means any funds received by the Company pursuant to the Coronavirus Aid, Relief and Economic Security Act, including any Paycheck Protection Program loan/grant or Economic Injury Disaster Loan, and any Contracts related to such Stimulus Loans.

“Target Working Capital” means $10,000,000.00.

“Tax” means (i) any federal, state, local or non-U.S. income, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, property taxes (real or personal), including unpaid property taxes, taxes on windfall profits tax, alternative or add-on minimum taxes, custom duty taxes, profits, capital stock, premium, social security taxes (or similar), unemployment taxes, disability taxes, estimated taxes, or any other tax of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, whether disputed or not, and (ii) any obligation to indemnify or otherwise assume or succeed to any liability described in clause (i) hereof of any other Person whether by contract or under common law doctrine of de facto merger and successor liability or otherwise for actions taken prior to the Closing Date.

“Tax Return” means any return, report, information return or other document (including any related or supporting information or any amended return) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, or collection of any Tax paid or payable by the Company or the administration of any laws, regulations, or administrative requirements relating to any such Tax.

“Tax-Exempt Bonds” means those certain (i) Colorado Housing and Financing Authority Economic Development Revenue Note (Barber-Nichols Inc. Manufacturing Facility Project) Series 2020A and (ii) Colorado Housing and Financing Authority Economic Development Revenue Note (Barber-Nichols Inc. Manufacturing Facility Project) Series 2020B, each made by the Colorado Housing and Financing Authority to Kansas City Financial Corporation, an affiliate of UMB Bank.

“Transaction Expenses” means (without duplication), (i) the collective amount payable by, or liabilities of the Company incurred prior to and as of the Closing or Seller that were incurred by the Company prior to and as of the Closing or Seller (if any) to outside legal counsel, accountants, advisors, brokers and other Persons in connection with the transactions contemplated by this Agreement or otherwise arising by consummation of the transactions contemplated hereby, including 100% of the costs and expenses of obtaining any third party consents (including customer consents), and (ii) all liabilities of the Company prior to and as of the Closing Date under or in connection with any severance arrangements, stay bonuses, incentive bonuses, transaction bonuses, termination and change of control arrangements, and similar obligations that are triggered in whole or in part by the consummation of the transactions contemplated by this Agreement (including all related Taxes, including the employer’s share of any payroll Taxes attributable to such amounts and any amounts payable pursuant to Section 280G of the Code (or any corresponding provision of Law) or to offset or gross-up any Person for any excise Taxes, income Taxes or other Taxes related to the foregoing items).

“Treasury Regulations” means the regulations promulgated by the Department of the Treasury under the Code.

“Working Capital” means the excess of (i) the sum of the Company’s current assets determined in accordance with GAAP applied on a basis consistent with the accounting principles and policies used in the preparation of the Interim Financial Statements, over (ii) the sum of the Company’s current liabilities determined in accordance with GAAP applied on a basis consistent with the accounting principles and policies used in the preparation of the Interim Financial Statements. A sample calculation of Working Capital is set forth on Schedule A-1 and Working Capital shall be calculated in a manner consistent therewith.

“Working Capital Escrow Amount” means $2,000,000.00.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

GRAHAM ACQUISITION I, LLC

By:	/s/ Jeffrey Glajch
Name: Jeffrey Glajch
Title: Vice President

GRAHAM CORPORATION

By:	/s/ Jeffrey Glajch
Name: Jeffrey Glajch
Title: Vice President - Finance & Administration,
Chief Financial Officer and Corporate Secretary

BNI HOLDINGS, INC.

By:	/s/ Jeffrey Shull
Name: Jeffrey Shull
Title: President

[Unit Purchase Agreement]

Solely for purposes of Section 5.08, Section 6.01 and Article VII hereof:

/s/ Gregory Forsha
Gregory Forsha

/s/ Kim Huppenthal
Kim Huppenthal

/s/ Matthew Johnson
Matthew Johnson

/s/ Matthew Malone
Matthew Malone

/s/ Jeffrey Noall
Jeffrey Noall

/s/ Jason Preuss
Jason Preuss

/s/ Jeffrey Shull
Jeffrey Shull

/s/ Daniel Thoren
Daniel Thoren

/s/ Debra Vigil
Debra Vigil

/s/ David Wehrlen
David Wehrlen

[Unit Purchase Agreement]